Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-170104

Prospectus

Visteon Corporation

46,972,866 Shares Common Stock

The selling stockholders are offering 46,972,866 shares of common stock. We are not selling any shares of common stock under this prospectus. We will not receive any proceeds from the sale of shares to be offered by the selling stockholders.

The common stock offered by this prospectus is being registered to permit the selling stockholders to sell the offered common stock from time to time. The selling stockholders may offer and sell the offered common stock at fixed prices, prevailing market prices at the times of sale, prices related to the prevailing market prices, varying prices determined at the times of sale or negotiated prices. The shares of our common stock offered by this prospectus and any prospectus supplement may be offered by the selling stockholders directly to investors or to or through underwriters, dealers or other agents. We do not know when or in what amounts a selling stockholder may offer these shares of common stock for sale. The selling stockholders may sell all, some or none of the shares of common stock offered by this prospectus. See “Plan of Distribution” on page 48 for a more complete description of how the offered common stock may be sold.

Investing in our common stock involves risks. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Our common stock is currently traded on the Over-the-Counter Bulletin Board, commonly known as the OTC Bulletin Board, under the trading symbol “VSTO.OB”. On December 20, 2010 the last traded price of the common stock was $68.50 per share.

This prospectus is dated December 30, 2010.

You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus may only be used where it is legal to sell these securities. The information in this prospectus may only be accurate on the date of this prospectus.

IF YOU ARE IN A JURISDICTION WHERE OFFERS TO EXCHANGE OR SELL, OR SOLICITATIONS OF OFFERS TO EXCHANGE OR PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS ARE UNLAWFUL, OR IF YOU ARE A PERSON TO WHOM IT IS UNLAWFUL TO DIRECT THESE TYPES OF ACTIVITIES, THEN THE OFFER PRESENTED IN THIS PROSPECTUS DOES NOT EXTEND TO YOU.

YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS PROSPECTUS AND NEITHER THE MAILING OF THIS PROSPECTUS NOR THE SALE OF OUR COMMON STOCK PURSUANT TO THIS OFFERING SHALL CREATE AN IMPLICATION TO THE CONTRARY.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained or incorporated by reference in this prospectus which are not statements of historical fact constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give current expectations or forecasts of future events. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate” and other words and terms of similar meaning in connection with discussions of future operating or financial performance signify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and estimates, which are subject to risks and uncertainties including those discussed under the heading “Risk Factors” and elsewhere in this prospectus. Accordingly, undue reliance should not be placed on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus. We do not intend to update any of these forward-looking statements to reflect circumstances or events that occur after the date the statement is made and qualify all of our forward-looking statements by these cautionary statements.

You should understand that various factors, in addition to those discussed elsewhere in this document, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements, including:

•	our ability to satisfy future capital and liquidity requirements; including our ability to access the credit and capital markets at the times and in the amounts needed and on terms acceptable to us; our ability to comply with applicable covenants and the continuation of acceptable supplier payment terms;

•	our ability to satisfy pension and other postretirement employee benefit obligations, and to retire outstanding debt and satisfy other contractual commitments, all at the levels and times planned by management;

•	our ability to access funds generated by foreign subsidiaries and joint ventures on a timely and cost effective basis;

•	changes in the operations (including products, product planning and part sourcing), financial condition, results of operations or market share of our customers.

•	changes in vehicle production volume of our customers in the markets where we operate, and in particular changes in Ford’s and Hyundai Kia’s vehicle production volumes and platform mix;

•	our ability to profitably win new business and to maintain current business with, and win future business from, existing customers, and, our ability to realize expected sales and profits from new business;

•	increases in commodity costs or disruptions in the supply of commodities, including steel, resins, aluminum, copper, fuel and natural gas;

•	our ability to generate cost savings to offset or exceed agreed upon price reductions or price reductions to win additional business and, in general, improve operating performance; to achieve the benefits of restructuring actions; and to recover engineering and tooling costs and capital investments;

•	our ability to compete favorably with automotive parts suppliers with lower cost structures and greater ability to rationalize operations; and to exit non-performing businesses on satisfactory terms, particularly due to limited flexibility under existing labor agreements;

•	restrictions in labor contracts with unions that restrict our ability to close plants, divest unprofitable, noncompetitive businesses, change local work rules and practices at a number of facilities and implement cost-saving measures;

•	the costs and timing of facility closures or dispositions, business or product realignments, or similar restructuring actions, including potential asset impairment or other charges related to the implementation of these actions or other adverse industry conditions and contingent liabilities;

•	significant changes in the competitive environment in the major markets where we procure materials, components or supplies or where our products are manufactured, distributed or sold;

•	legal and administrative proceedings, investigations and claims, including stockholder class actions, inquiries by regulatory agencies, product liability, warranty, employee-related, environmental and safety claims and any recalls of products manufactured or sold by us;

•	changes in economic conditions, currency exchange rates, changes in foreign laws, regulations or trade policies or political stability in foreign countries where we procure materials, components or supplies or where products are manufactured, distributed or sold;

•	shortages of materials or interruptions in transportation systems, labor strikes, work stoppages or other interruptions to or difficulties in the employment of labor in the major markets where we purchase materials, components or supplies to manufacture our products or where our products are manufactured, distributed or sold;

•	changes in laws, regulations, policies or other activities of governments, agencies and similar organizations, domestic and foreign, that may tax or otherwise increase the cost of, or otherwise affect, the manufacture, licensing, distribution, sale, ownership or use of our products or assets.

•	possible terrorist attacks or acts of war, which could exacerbate other risks such as slowed vehicle production, interruptions in the transportation system or fuel prices and supply;

•	the cyclical and seasonal nature of the automotive industry;

•	our ability to comply with environmental, safety and other applicable regulations and any increase in the requirements, responsibilities and associated expenses and expenditures of these regulations;

•	our ability to protect our intellectual property rights, and to respond to changes in technology and technological risks and to claims by others that we have infringed their intellectual property rights;

•	our ability to quickly and adequately remediate control deficiencies in internal control over financial reporting; and

•	other factors, risks and uncertainties detailed from time to time in our Securities and Exchange Commission (“SEC”) filings.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act to register with the SEC the shares of our common stock being offered in this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules filed with it. For further information about us and our common stock, reference is made to the registration statement and the exhibits and schedules filed with it. Statements contained in this prospectus regarding the contents of any contract or any other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the registration statement.

We file annual, quarterly and current reports, proxy and registration statements and other information with the SEC. You may read and copy any reports, statements, or other information that we file, including the registration statement, of which this prospectus forms a part, the exhibits and schedules filed with it, and the information incorporated by reference herein, without charge at the public reference room maintained by the SEC, located at 100 F Street, NE, Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the SEC on the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the website is www.sec.gov.

INCORPORATION BY REFERENCE OF CERTAIN DOCUMENTS

We are incorporating by reference specified documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. We incorporate by reference into this prospectus the documents listed below (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Registration S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K):

•	Our Annual Report on Form 10-K for the year ended December 31, 2009;

•	Our Quarterly Reports on Form 10-Q for the periods ended March 31, 2010, June 30, 2010 and September 30, 2010; and

•	Our Current Reports on Form 8-K (and amendments thereto) filed on March 17, 2010, May 12, 2010, May 27, 2010, June 14, 2010, June 17, 2010, July 30, 2010, September 7, 2010, September 28, 2010, October 1, 2010, October 4, 2010 and October 19, 2010.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our filings with the SEC, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports, are available free of charge on our website (www.visteon.com) as soon as reasonably practicable after they are filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus except for the documents specifically incorporated by reference as noted above. You may also obtain a copy of these filings at no cost by writing or telephoning us at the following address:

Investor Relations Department
Visteon Corporation
One Village Center Drive
Van Buren Township, MI 48111
Tel. No. (734) 710-5800

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information that may be important to you in making an investment decision. You should read this entire prospectus carefully, including the documents incorporated by reference, which are described under “Incorporation by Reference of Certain Documents” and “Where You Can Find Additional Information.” You should also carefully consider, among other things, the matters discussed in the section titled “Risk Factors.” In this prospectus, unless the context requires otherwise, references to “Visteon,” “the Company,” “the Issuer,” “we,” “our,” or “us” refer to Visteon Corporation and its consolidated subsidiaries, and references to our “common stock” refer to the common stock of Visteon Corporation.

Our Business

We are a leading global supplier of climate, interiors and electronics systems, modules and components to global automotive original equipment manufacturers (“OEMs”). We are headquartered in Van Buren Township, Michigan. We have a workforce of approximately 26,500 employees and a network of manufacturing operations, technical centers, customer service centers and joint ventures in every major geographic region of the world. We were incorporated in Delaware on January 5, 2000 as a wholly-owned subsidiary of Ford Motor Company (“Ford”). Subsequently, Ford transferred the assets and liabilities comprising its automotive components and systems business to us. We separated from Ford on June 28, 2000 when all of our common stock was distributed by Ford to its stockholders.

In September 2005, we transferred 23 of our North American facilities and certain other related assets and liabilities (the “ACH Business”) to Automotive Components Holdings, LLC (“ACH”), an indirect, wholly-owned subsidiary of Visteon. On October 1, 2005, we sold ACH to Ford for cash proceeds of approximately $300 million, as well as the forgiveness of certain other postretirement employee benefit liabilities and other obligations relating to hourly employees associated with the ACH Business and the assumption of certain other liabilities. The transferred facilities included all of our plants that leased hourly workers covered by Ford’s Master Agreement with the United Auto Workers Union. The ACH Business accounted for approximately $6.1 billion of the Company’s total product sales for 2005, the majority being products sold to Ford.

In January 2006, we announced a multi-year improvement plan that involved the restructuring of certain underperforming and non-strategic plants and businesses to improve operating and financial performance and to reduce costs. The multi-year improvement plan, which was initially expected to affect up to 23 facilities, was completed during 2008 and addressed a total of 30 facilities and businesses, including 7 divestitures and 14 closures. These activities resulted in sales declines of $1 billion and $675 million during the years ended December 31, 2008 and 2007, respectively.

During 2008, weakened economic conditions, largely attributable to the global credit crisis, and erosion of consumer confidence, negatively impacted the automotive sector on a global basis. Significant factors including the deterioration of housing values, rising fuel prices, equity market volatility and rising unemployment levels resulted in consumers delaying purchases of durable goods, particularly highly deliberated purchases such as automobiles. Additionally, the absence of available credit hindered vehicle affordability, forcing consumers out of the market globally. Together these factors combined to drive a severe decline in demand for automobiles across substantially all geographies. Despite actions taken to reduce our operating costs in 2008, the rate of such reductions did not keep pace with that of the rapidly deteriorating market conditions and related decline in OEM production volumes, which resulted in significant operating losses and cash flow usage, particularly in the fourth quarter of 2008.

On May 28, 2009, we filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), to reorganize under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). The Chapter 11 cases were jointly administered under the caption Visteon Corporation, et al., Case No. 09-11786. We continued to operate our businesses as a debtor-in-possession under the jurisdiction of the Bankruptcy Court in accordance with the applicable provisions of the Bankruptcy Code.

On August 31, 2010, we filed a Fifth Amended Joint Plan of Reorganization (the “Plan of Reorganization”) with the Bankruptcy Court. The Plan of Reorganization was confirmed by the Bankruptcy Court on August 31, 2010

(the “Confirmation Order”), and became effective on October 1, 2010 (the “Effective Date”), the date on which we emerged from protection under Chapter 11 of the Bankruptcy Code.

Fresh Start Accounting

As of the Effective Date, we adopted fresh start accounting in accordance with accounting principles generally accepted in the United States (“GAAP”). The actual impact at emergence on October 1, 2010 will be reported in our Form 10-K for the year ending December 31, 2010. The consolidated financial statements for the periods ended September 30, 2010 and prior do not include the effect of any changes in our capital structure or changes in the fair value of assets and liabilities as a result of fresh start accounting. As a result of the fresh start accounting adjustments governed by GAAP, we anticipate a significant increase in intangible assets.

The financial information incorporated by reference herein, unless otherwise expressly set forth or as the context otherwise indicates, reflects our historical consolidated results of operations, financial condition and cash flows for the periods presented. That historical financial information does not reflect, among other things, any effects of the transactions contemplated by the Plan of Reorganization or any fresh start accounting, which we adopted upon our emergence from protection under Chapter 11 of the Bankruptcy Code. Thus, such financial information will not be representative of our performance or financial condition after the effective date of the Plan of Reorganization.

Our Corporate Information

Our principal executive offices are located at One Village Center Drive, Van Buren Township, Michigan 48111. Our telephone number is (800) 847-8366 and we have a website accessible at www.visteon.com. The information posted on our website is not incorporated into this prospectus and is not part of this prospectus.

THE OFFERING

Issuer	Visteon Corporation

Shares of common stock offered by the selling stockholders	46,972,866 shares of common stock

Shares of common stock outstanding after this offering	50,350,261 shares of common stock

Use of Proceeds	We will not receive any proceeds from the sale of shares of the common stock by the selling stockholders.

Risk Factors	Investing in our common stock involves substantial risk. For a discussion of risks relating to Visteon, our business and investment in our common stock, see the section titled “Risk Factors” on page 8 of this prospectus and all other information set forth in this prospectus before investing in our common stock.

OTC Bulletin Board Symbol	VSTO.OB

The number of shares to be outstanding after consummation of this offering is based on 50,350,261 shares of common stock outstanding as of December 17, 2010 including shares granted as restricted stock under the Visteon Corporation 2010 Incentive Plan regardless of whether such shares have vested, but does not include 4,379,871 additional shares of common stock reserved for issuance under the Visteon Corporation 2010 Incentive Plan, 1,551,236 shares issuable upon the exercise of warrants at an exercise price of $58.80 per share that expire on October 1, 2015 or 1,763,368 shares issuable upon the exercise of warrants at an exercise price of $9.66 per share that expire on October 1, 2020.

RISK FACTORS

Investing in our common stock involves risk. If any of the risks described below or in any document incorporated by reference herein actually occurs, our business, financial condition and results of operations would likely suffer. In that event, the market price of our common stock could decline and an investor in our common stock could lose all or part of their investment. You should consider carefully all of the information set forth in this prospectus and the documents incorporated by reference herein, and, in particular, the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC, which is incorporated by reference in this prospectus. The risks described in any document incorporated by reference herein are not the only ones we face, but are considered to be the most material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods.

Risks Related to Fresh Start Accounting

Information contained in our historical financial statements will not be comparable to the information contained in our financial statements after the application of fresh start accounting.

Following the consummation of the Plan of Reorganization, our financial condition and results of operations from and after the Effective Date will not be comparable to the financial condition or results of operations reflected in our historical financial statements.

As a result of our restructuring under Chapter 11 of the Bankruptcy Code, our financial statements will be subject to fresh start accounting as prescribed by GAAP, in which our assets, liabilities and non-controlling interests will be recorded at their estimated fair value using the principles of purchase accounting. Goodwill, if any, will result if the reorganization value of Visteon exceeds the net total of the fair value of its assets, liabilities and non-controlling interests. Adjustments to the carrying amounts could be material and could affect prospective results of operations as balance sheet items are settled, depreciated, amortized or impaired.

This will make it difficult for stockholders to assess our performance in relation to prior periods. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 will reflect the consummation of the Plan of Reorganization and the adoption of fresh start accounting.

Risks Related to Ownership of Our Common Stock

The resale of shares of our common stock offered may adversely affect the market price of our common stock and substantial sales of or trading in our new common stock could occur in connection with our emergence from bankruptcy, which could cause our stock price to be adversely affected.

At the time of our emergence from bankruptcy, we granted registration rights to the selling stockholders. The shares of our outstanding common stock held by the selling stockholders and offered are registered for resale under the registration statement of which this prospectus forms a part. The shares offered hereby constitutes approximately 93.3% of our outstanding common stock as of December 17, 2010, all of which may be sold in the public markets from time to time pursuant to the registration statement of which this prospectus forms a part.

Commencing on April 1, 2011, assuming we remain current in our reporting obligations under the Exchange Act, and commencing on October 1, 2011, if we do not, these shares of common stock may also be sold under Rule 144 of the Securities Act, subject in the case of holders that are affiliates to restrictions on volume and manner of sale.

On October 1, 2010 we issued 3,497,520 shares of new common stock to holders of our previously outstanding common stock and holders of certain of our debt securities. These shares of new common stock are freely tradable and may be sold in the public markets from time to time.

Some of our creditors or other investors who receive shares of our new common stock in connection with our Plan of Reorganization may sell the shares of new common stock shortly after emergence from bankruptcy for any number of reasons. The sale of significant amounts of our new common stock or substantial trading in our new common stock or the perception in the market that substantial trading in our new common stock will occur may adversely affect the market price of our new common stock.

The market price of our common stock may be volatile, which could cause the value of your investment to decline.

Since our emergence from bankruptcy, there has been a low volume of trading in our common stock. We can give no assurance that there will be greater liquidity in the trading market for our common stock in the future. If there is limited liquidity in the trading market for our common stock, a sale of a large number of shares of our common stock could adversely affect the market price of our common stock.

Numerous factors, including many over which we have no control, may have a significant impact on the market price of our common stock. These risks include those described or referred to in this “Risk Factors” section and in the other documents incorporated herein by reference as well as, among other things:

•	our operating and financial performance and prospects;

•	our ability to repay our debt;

•	our access to financial and capital markets to refinance our debt or replace the existing credit facilities;

•	investor perceptions of us and the industry and markets in which we operate;

•	our dividend policy;

•	future sales of equity or equity-related securities;

•	changes in earnings estimates or buy/sell recommendations by analysts; and

•	general financial, domestic, economic and other market conditions.

Certain provisions of our corporate documents and the laws of the State of Delaware as well as change of control provisions in our debt and other agreements could delay or prevent a change of control, even if that change would be beneficial to stockholders, or could have a material negative impact on our business.

Certain provisions in our second amended and restated certificate of incorporation and credit facility agreements may have the effect of deterring transactions involving a change in control of us, including transactions in which stockholders might receive a premium for their shares.

Our second amended and restated certificate of incorporation provides for the issuance of up to 50,000,000 shares of preferred stock with such designations, rights and preferences as may be determined from time to time by our board of directors. The authorization of preferred shares empowers our board of directors, without further stockholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the common stock. If issued, the preferred stock could also dilute the holders of our common stock and could be used to discourage, delay or prevent a change of control.

If the common stock is listed on a national securities exchange or held of record by more than 2,000 holders, we will be subject to the anti-takeover provisions of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change of control in some circumstances.

Our credit facility agreements contain provisions pursuant to which it is an event of default if any “person” or “group of persons” becomes the beneficial owner of more than 51% of our common stock. This could deter certain parties from seeking to acquire us and if any “person” or “group of persons” were to become the beneficial owner of more than 51% of our common stock, we would not be able to repay such indebtedness.

All of these factors could materially adversely affect the price of our common stock.

We do not currently anticipate paying cash dividends on our common stock in the foreseeable future.

We have not paid dividends on our common stock since 2004 and do not currently anticipate paying any cash dividends on our common stock in the foreseeable future. The terms of our credit facility restrict our ability to pay cash dividends on our common stock and repurchase shares of our common stock.

Our operations may be restricted by the terms of our exit financing pursuant to credit facility agreements.

Our credit facility agreements include a number of significant restrictive covenants. These covenants could impair our financing and operational flexibility and make it difficult for us to react to market conditions and satisfy our ongoing capital needs and unanticipated cash requirements. Specifically, such covenants may restrict our ability and, if applicable, the ability of our subsidiaries to, among other things:

•	incur additional debt;

•	make certain investments;

•	enter into certain types of transactions with affiliates;

•	limit dividends or other payments by our restricted subsidiaries to us;

•	use assets as security in other transactions;

•	pay dividends on our new common stock or repurchase our equity interests;

•	sell certain assets or merge with or into other companies;

•	guarantee the debts of others;

•	enter into new lines of business;

•	make capital expenditures;

•	prepay, redeem or exchange our debt; and

•	form any joint ventures or subsidiary investments.

In addition, our credit facility agreements require us to periodically meet various financial ratios and tests, including maximum capital expenditure, maximum leverage, minimum excess availability and minimum interest coverage levels. These financial covenants and tests could limit our ability to react to market conditions or satisfy extraordinary capital needs and could otherwise restrict our financing and operations.

Our ability to comply with the covenants and other terms of our credit facility agreements will depend on our future operating performance. If we fail to comply with such covenants and terms, we would be required to obtain waivers from our lenders to maintain compliance under such agreements. If we are unable to obtain any necessary waivers and the debt under our credit facility agreements is accelerated, it would have a material adverse effect on our financial condition and future operating performance.

Our emergence from bankruptcy will reduce or eliminate our U.S. net operating losses and other tax attributes and limit our ability to offset future U.S. taxable income with tax losses and credits incurred prior to our emergence from bankruptcy.

The discharge of a debt obligation by a taxpayer in a bankruptcy proceeding for an amount less than its adjusted issue price (as defined for tax purposes) generally creates cancellation of indebtedness income, or COD income, that is excludable from a taxpayer’s taxable income. However certain tax attributes otherwise available and of value to a debtor will be reduced to the extent of the excludable COD income. Additionally, Internal Revenue Code Sections 382 and 383 provide an annual limitation with respect to the ability of a corporation to utilize its tax attributes, as well as certain built-in-losses, against future U.S. taxable income in the event of a change in ownership. As a result of our emergence from bankruptcy we expect to have excludable COD income that will reduce our U.S. net operating losses and other tax attributes and we expect a limitation under Internal Revenue Code Sections 382 and 383 as a result of an ownership change.

Risks Related to Our Business and Industry

Please see “Item 1A — “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2009, which is incorporated by reference herein, for risk factors related to our business and industry.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders. We will pay estimated transaction expenses of approximately $659,323 in connection with this offering.

DIVIDEND POLICY

We do not expect to pay dividends on our common stock for the foreseeable future. After the completion of this offering, we anticipate that all of our earnings, if any, in the foreseeable future will be used in the operation and growth of our business. Any future determination to pay dividends will be at the discretion of our board of directors and will depend upon, among other factors, our results of operations, financial condition, capital requirements and contractual restrictions.

MARKET FOR OUR COMMON STOCK

Our common stock has been quoted on the OTC Bulletin Board since October 5, 2010 under the symbol “VSTO.OB”. No prior established public trading market existed for our common stock prior to this date.

There currently is a limited trading market for our common stock. The following chart lists the high and low sale prices for shares of our common stock for the calendar quarter indicated through December 20, 2010. These prices are between dealers and do not include retail markups, markdowns or other fees and commissions and may not represent actual transactions.

Quarter Ended	High	Low

December 31, 2010 (through December 20, 2010)	$68.50	$50.76

The closing price of our common stock on the OTC Bulletin Board on December 20, 2010 was $68.50 per share.

As of December 17, 2010, we had approximately 12,618 holders of record of our common stock, based on information provided by our transfer agent.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The following unaudited pro forma condensed consolidated financial information (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for Visteon Corporation and its consolidated subsidiaries. The historical data provided as of and for the nine months ended September 30, 2010 and for the twelve months ended December 31, 2009 are derived from our unaudited quarterly and audited annual consolidated financial statements which have been incorporated by reference into this prospectus.

The Pro Forma Financial Information is provided for informational and illustrative purposes only and should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the consolidated financial statements and related notes in the annual report on Form 10-K for the year ended December 31, 2009 and the quarterly report on Form 10-Q for the nine months ended September 30, 2010 which have been incorporated by reference into this prospectus. In addition, our historical financial statements will not be comparable to the financial statements of reorganized Visteon following emergence from bankruptcy due to the effects of the consummation of the Plan of Reorganization as well as adjustments for fresh start accounting.

The Pro Forma Financial Information has been prepared as if the adjustments and transactions described above occurred on January 1, 2009 for the unaudited pro forma condensed consolidated statements of operations and on September 30, 2010 for the unaudited pro forma condensed consolidated balance sheet. Each of these adjustments is more fully described below and within the notes to the Pro Forma Financial Information.

•	Reorganization adjustments give effect to the Plan of Reorganization and the transactions contemplated therein.

•	Fresh start adjustments reflect the adoption of fresh-start accounting, in accordance with GAAP.

Reorganization Adjustments

The Reorganization adjustments included in the Pro Forma Financial Information give effect to the Plan of Reorganization and the transactions contemplated therein, including the discharge of administrative claims, estimated claims allowed by the Bankruptcy Court, and reorganized Visteon’s recapitalization upon emergence from Chapter 11 of the Bankruptcy Code. These adjustments include:

•	the cancellation of any shares of old common stock and any options, warrants or rights to purchase shares of old common stock or other equity securities outstanding prior to the Effective Date;

•	the issuance of approximately 50,200,000 new shares of common stock (excluding any shares that may be issued upon the exercise of warrants), including the following:

•	approximately 45,000,000 shares of new common stock to certain investors in a private offering exempt from registration under the Securities Act for proceeds of $1.25 billion;

•	approximately 2,500,000 shares of new common stock to holders of pre-petition notes, including 7% Senior Notes due 2014, 8.25% Senior Notes due 2010 and 12.25% Senior Notes due 2016;

•	approximately 1,700,000 shares of new common stock pursuant to a post-emergence management equity incentive program; and

•	approximately 1,000,000 shares of new common stock to holders of old common stock;

•	the execution of an exit financing facility including $500 million in funded, secured term debt and a $200 million asset-based, secured revolving credit facility undrawn at the Effective Date; and

•	the application of proceeds from such borrowings and sales of equity along with cash on hand to make settlement distributions contemplated under the Plan of Reorganization.

The Pro Forma Financial Information excludes the estimated gain of approximately $1.0 billion resulting from the settlement of pre-petition obligations pursuant to the Plan of Reorganization as such gain is non-recurring. For additional information regarding the “Reorganization Adjustments” see the related notes to the Pro Forma Financial Information.

Fresh Start Adjustments

Fresh start adjustments result in the allocation of reorganization value to the fair value of assets as of the Effective Date. Under fresh start accounting, reorganization value is allocated to the fair value of assets in accordance with GAAP and is generally allocated first to tangible assets and identifiable intangible assets and lastly to excess reorganization value (i.e. goodwill). Reorganization value includes an estimated enterprise value of approximately $2.4 billion, which represents our best estimate of fair value within the range of enterprise values contemplated by the Bankruptcy Court of $2.3 billion to $2.5 billion.

The range of enterprise values considered by the Court was determined using certain financial analysis methodologies including the comparable companies analysis, the precedent transactions analysis and the discounted cash flow analysis. The application of these methodologies requires certain key judgments and assumptions, including our financial projections, the amount of cash available to fund operations and current market conditions.

Comparable Companies Analysis

The comparable companies analysis estimates the value of a company based on a comparison of such company’s financial statistics with the financial statistics of publicly-traded companies with similar characteristics. Criteria for selecting comparable companies for this analysis included, among other relevant characteristics, similar lines of business, geographic presence, business risks, growth prospects, maturity of businesses, market presence, size and scale of operations. The comparable companies analysis established benchmarks for valuation by deriving financial multiples and ratios for the comparable companies, standardized using common metrics of (i) EBITDAP (Earnings Before Interest, Depreciation, Amortization and Pension Expense) and (ii) EBITDAP minus capital expenditures. EBITDAP based metrics were utilized to ensure that the analysis allowed for valuation comparability between companies which sponsor pensions and those that do not. The calculated range of multiples for the comparable companies was used to estimate a range which was applied to our projected EBITDAP and projected EBITDAP minus capital expenditures to determine a range of enterprise values. The multiples ranged from 4.6 to 7.8 depending on the comparable company for EBITDAP and from 6.1 to 14.6 for EBITDAP minus capital expenditures. Because the multiples derived excluded pension expense, the analysis further deducted an estimated amount of pension underfunding totaling $455 million from the resulting enterprise value.

Precedent Transactions Analysis

The precedent transactions analysis is based on the enterprise values of companies involved in public or private merger and acquisition transactions that have operating and financial characteristics similar to us. Under this methodology, the enterprise value of such companies is determined by an analysis of the consideration paid and the debt assumed in the merger, acquisition or restructuring transaction. As in a comparable companies valuation analysis, the precedent transactions analysis establishes benchmarks for valuation by deriving financial multiples and ratios, standardized using common variables such as revenue or EBITDA. In performing the precedent transactions analysis an EBITDAP metric was not able to be used due to the unavailability of pension expense information for the transactions analyzed. Therefore, the precedent transactions analysis relied on derived EBITDA multiples, which were then applied to our operating statistics to determine enterprise value. Different than the comparable companies analysis in that the EBITDA metric is already burdened by pension, the precedent transactions analysis did not need to separately deduct pension underfunding in order to calculate enterprise value. The calculated multiples used to estimate a range of enterprise values for the Company ranged from 4.0 to 7.1 depending on the transaction.

Discounted Cash Flow Analysis

The discounted cash flow analysis estimates the value of a business by calculating the present value of expected future cash flows to be generated by such business. This analysis discounts the expected cash flows by an estimated discount rate. This approach has three components: (i) calculating the present value of the projected unlevered after-tax free cash flows for a determined period of time, (ii) adding the present value of the terminal value of the cash flows and (iii) subtracting the present value of projected pension payments in excess of the terminal year pension expense through 2017 due to the underfunded status of such pension plans. These calculations were performed on unlevered after-tax free cash flows, using an estimated tax rate of 35% for the period beginning July 1, 2010 through December 31, 2013 (the “Projection Period”), discounted to the assumed effective date of June 30, 2010.

The discounted cash flow analysis was based on our financial projections as included in the Fourth Amended Disclosure Statement (the “Financial Projections”) and included assumptions for the weighted average cost of capital (the “Discount Rate”), which was used to calculate the present value of future cash flows and a perpetuity growth rate for the future cash flows, which was used to determine the enterprise value represented by the time period beyond the Projection Period. The Discount Rate was calculated using the capital asset pricing model resulting in Discount Rates ranging from 14% to 16%, which reflects a number of Company and market-specific factors. The perpetuity growth rate was calculated using the perpetuity growth rate method resulting in a perpetuity growth rate for free cash flow of 0% to 2%. Projected pension payments were discounted on a similar basis at the overall discounted cash flow Discount Rate range.

Other Considerations

Our estimate of the enterprise value was based upon an equally weighted average of the values resulting from the comparable companies, precedent transactions and discounted cash flow analyses discussed above. This estimated enterprise value was further adjusted for the estimated value of our non-consolidated joint ventures, and estimated amounts of available cash (i.e. cash in excess of estimated minimum operating requirements).

•	The value of our non-consolidated joint ventures was calculated using a discounted cash flow analysis of the dividends projected to be received from these operations and also includes a terminal value based on the perpetuity growth method, where the dividend is assumed to continue into perpetuity at an assumed growth rate. This discounted cash flow analysis utilized a discount rate based on the cost of equity range of 13% to 21% and a perpetuity growth rate after 2013 of 2% to 4%. Application of this valuation methodology resulted in an estimated value of our non-consolidated joint ventures of $195 million, which was incremental to the estimated enterprise value.

•	Projected global cash balances were utilized to determine the estimated amount of available cash of $242 million, which was incremental to the estimated enterprise value. Amounts of cash expected to be used for settlements under the terms of the Plan of Reorganization and the estimated minimum level of cash required for ongoing operations were deducted from total projected cash to arrive at an amount of remaining or available cash.

The value of a business is subject to uncertainties and contingencies that are difficult to predict and will fluctuate with changes in factors affecting the prospects of such a business. As a result, the estimates set forth herein are not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. These estimates assume that we will continue as the owner and operator of our businesses and related assets and that such businesses and assets will be operated in accordance with the business plan, which is the basis for our Financial Projections. Our Financial Projections are based on projected market conditions in each of our respective markets and other estimates and assumptions including, but not limited to, general business, economic, competitive, regulatory, market and financial conditions, all of which are difficult to predict and generally beyond the Company’s control. Depending on the actual results of such factors, our operations or changes in financial markets, these valuation estimates may differ significantly from that disclosed herein.

Reorganization Value

The estimated enterprise value, after adjusting for the estimated fair values of liabilities and debt, is intended to approximate the reorganization value, or the amount a willing buyer would pay for the assets of the company immediately after restructuring. Under fresh start accounting, reorganization value is allocated to our assets based on their respective fair values in conformity with the purchase method of accounting for business combinations under GAAP.

Fair value estimates included in the Pro Forma Financial Information represent preliminary values and have been made solely for the purpose of developing the Pro Forma Financial Information included herein and are subject to further revisions and adjustments. Updates to such preliminary values will be completed in the periods subsequent to those reported in this prospectus and will be calculated as of our actual emergence date of October 1, 2010 and, to the extent such updates reflect a valuation different than those used in the Pro Forma Financial Information, there may be adjustments in the carrying values of certain assets and liabilities and related deferred taxes. To the extent actual valuations differ from those used in preparing the Pro Forma Financial Information, these differences will be reflected in our consolidated balance sheet upon emergence under fresh start accounting and may also affect our results of operations post-emergence from bankruptcy. As such, the following Pro Forma Financial Information is not intended to represent actual post-emergence financial condition or results of operations, and any differences could be material.

The Pro Forma Financial Information excludes certain non-recurring amounts that we expect to incur following the effective date of emergence, including approximately $30 million related to the valuation step-up of inventory and certain post-emergence bankruptcy-related professional fees. For additional information regarding the “Fresh Start Adjustments” see the related notes to the Pro Forma Financial Information.

Pro Forma Financial Information

The unaudited pro forma condensed consolidated balance sheet is presented as of September 30, 2010 and the unaudited pro forma condensed consolidated statements of operations are presented for the year ended December 31, 2009 and for the nine months ended September 30, 2010. The following Pro Forma Financial Information was prepared by applying adjustments to historical consolidated financial statements. These adjustments give effect to the Plan of Reorganization and fresh start accounting, reflecting our post-emergence financial statements as if the emergence date had occurred on January 1, 2009 for the unaudited pro forma condensed consolidated statements of operations and on September 30, 2010 for the unaudited pro forma condensed consolidated balance sheet.

The Pro Forma Financial Information does not purport to represent what reorganized Visteon’s actual results of operations or financial position would have been had the Plan of Reorganization become effective or had the other transactions described above occurred on January 1, 2009 or on September 30, 2010, as the case may be. In addition, the dollar amount of new equity and stockholders’ equity on the unaudited pro forma condensed consolidated balance sheet is not an estimate of the market value of the common stock or any other shares of capital stock of reorganized Visteon as of the Effective Date or at any other time. We make no representations as to the market value, if any, of the common stock or of any other shares of capital stock of reorganized Visteon.

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Nine Months Ended September 30, 2010
		Reorganization		Fresh Start
	Historical	Adjustments		Adjustments		Pro Forma
	(Dollars in millions, except per share amounts)

Net Sales
Products	$5,437	$—		$—		$5,437
Services	142	—		—		142

	5,579	—		—		5,579
Cost of Sales
Products	4,877	64	(a)	(12	)(g)	4,929
Services	140	—		—		140

	5,017	64		(12)		5,069

Gross margin	562	(64)		12		510
Selling, general and administrative expenses	292	8	(b)	(27	)(h)	273
Reorganization items, net	123	(123	)(c)	—		—
Restructuring expenses	20	—		—		20
Asset impairments and loss on divestures	25	—		—		25

Operating income	102	51		39		192
Interest expense	170	(128	)(d)	—		42
Interest income	10	—		—		10
Equity in net income of non-consolidated affiliates	100	—		—		100

Income before income taxes	42	179		39		260
Provision for income taxes	94	—	(e)	2	(e)	96

Net (loss) income	(52)	179	(f)	37		164
Net income attributable to noncontrolling interests	56	—		(2	)(i)	54

Net (loss) income attributable to Visteon	$(108)	$179		$39		$110

Basic per share data
Weighted average shares outstanding	129.4					49.9	(j)
Net (loss) income attributable to Visteon	$(0.83)					$2.20	(j)
Diluted per share data
Weighted average shares outstanding	129.4					51.9	(j)
Net (loss) income attributable to Visteon	$(0.83)					$2.12	(j)

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Twelve Months Ended December 31, 2009
		Reorganization		Fresh Start
	Historical	Adjustments		Adjustments		Pro Forma
	(Dollars in millions, except per share amounts)

Net Sales
Products	$6,420	$—		$—		$6,420
Services	265	—		—		265

	6,685	—		—		6,685
Cost of Sales
Products	5,827	56	(a)	29	(g)	5,912
Services	261	—		—		261

	6,088	56		29		6,173

Gross margin	597	(56)		(29)		512
Selling, general and administrative expenses	331	44	(b)	64	(h)	439
Restructuring expenses	84	—		—		84
Reimbursement from escrow account	62	—		—		62
Reorganization items, net	60	(60	)(c)	—		—
Deconsolidation and other gains	106	—		—		106

Operating income	290	(40)		(93)		157
Interest expense	117	(55	)(d)	—		62
Interest income	11	—		—		11
Equity in net income of non-consolidated affiliates	80	—		—		80

Income before income taxes	264	15		(93)		186
Provision for income taxes	80	—	(e)	1	(e)	81

Net income	184	15	(f)	(94)		105
Net income attributable to noncontrolling interests	56	—		(3	)(i)	53

Net income attributable to Visteon	$128	$15		$(91)		$52

Basic per share data
Weighted average shares outstanding	130.4					49.9	(j)
Net income attributable to Visteon	$0.98					$1.04	(j)
Diluted per share data
Weighted average shares outstanding	130.4					51.9	(j)
Net income attributable to Visteon	$0.98					$1.00	(j)

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENTS OF OPERATIONS

Reorganization Adjustments

(a)	Cost of sales increased by $64 million and by $56 million for the nine months ended September 30, 2010 and the twelve months ended December 31, 2009, respectively, as shown below:

	Nine Months	Twelve Months
	Ended	Ended
	September 30, 2010	December 31, 2009
	(Dollars in millions)

Other postretirement employee benefit (“OPEB”) settlements	$61	$43
Incentive compensation, including share-based compensation	3	13

Pro forma adjustment	$64	$56

In connection with the Plan of Reorganization, the Company settled certain OPEB obligations and ceased to provide such benefits. The adjustment above eliminates the net benefit associated with such settlements from the historical financial results. Additionally, the historical financial results have been adjusted to reflect new management incentive compensation arrangements as contemplated under the Plan of Reorganization, including share-based compensation granted in connection with the Management Equity Incentive Program.

(b)	This adjustment reflects changes in Selling, general and administrative expenses in connection with implementation of the Plan of Reorganization as shown below:

	Nine Months	Twelve Months
	Ended	Ended
	September 30, 2010	December 31, 2009
	(Dollars in millions)

OPEB settlements	$7	$4
Incentive compensation, including share-based compensation	3	61
Elimination of pre-petition bankruptcy related professional fees	—	(19)
Reduction in non-qualified benefit plan expense	(2)	(2)

Pro forma adjustment	$8	$44

(c)	Reflects the elimination of bankruptcy-related reorganization expenses of $123 million and $60 million for the nine months ended September 30, 2010 and for the twelve months ended December 31, 2009, respectively. The Company expects to incur post emergence Chapter 11 related costs, including professional fees, that are not included in the Pro Forma Financial information as such costs are considered to be non-recurring.

(d)	This adjustment reflects changes in interest expense associated with the post-emergence capital structure contemplated under the Plan of Reorganization, which includes a $500 million term loan and a $200 million asset-based secured revolving credit facility undrawn at the Effective Date. These changes result in a net decrease of $128 million for the nine months ended September 30, 2010 and a net decrease of $55 million for the year ended December 31, 2009, as shown below:

	Nine Months	Twelve Months
	Ended	Ended
	September 30, 2010	December 31, 2009
	(Dollars in millions)

Interest on post-petition debt:
Interest on $500 million secured term loan	$30	$40
Availability fee on revolving line of credit	1	2
Amortization of deferred debt issuance costs	2	2
Accretion of discount	2	2

Total pro forma interest expense	35	46
Less: interest on pre-petition debt	(163)	(101)

Pro forma adjustment	$(128)	$(55)

The expected interest rate on the post-emergence secured term loan is the London Interbank Borrowing Rate (“LIBOR”), not less than 1.75%, plus a margin of 6.25%. The Company estimates its weighted average interest rate will be approximately 8% based on current LIBOR rates. A one percent increase or decrease on the expected weighted average interest rate would increase or decrease interest expense on the post-emergence debt by $5 million.

The Company estimates debt issuance costs to be approximately $12 million, fees paid to the lenders to be approximately $12 million and original issuance discount to be approximately $10 million. Debt issuance costs are amortized over the remaining life of the respective debt instrument. The original issuance discount and fees paid to lenders are reflected as a reduction to the carrying value of the debt and are accreted over the life of the debt instrument through interest expense.

Additionally, the Company will pay a commitment fee on undrawn amounts under the asset-based secured revolving credit facility of between 0.50% and 0.75% per annum based on availability.

(e)	Reflects the net change in estimated total income tax provision associated with reorganization and fresh start adjustments for the nine months ended September 30, 2010 and for the twelve months ended December 31, 2009. These changes are based on the application of enacted statutory tax rates to the pro forma adjustments by jurisdiction affecting only those without a full valuation allowance.

(f)	The gain resulting from the cancellation of indebtedness pursuant to the Plan of Reorganization of approximately $1.0 billion has been excluded from the pro forma adjustments because this amount will not continue post emergence.

Fresh Start Adjustments

(g)	Cost of sales for the nine months ended September 30, 2010 and the twelve months ended December 31, 2009 are estimated to decrease by $12 million and to increase by $29 million, respectively, associated with fair market value adjustments as shown below:

	Nine Months	Twelve Months
	Ended	Ended
	September 30, 2010	December 31, 2009
	(Dollars in millions)

Elimination of pension and OPEB related deferred amounts	$4	$100
Depreciation expense	(30)	(89)
Intangible asset amortization	14	18

	$(12)	$29

Additionally, the Company estimates that Cost of sales will increase $30 million during the first 30 to 60 days post emergence (first inventory turn) due to the write up of inventory to fair value. This cost has been excluded from the Pro Forma Financial Information as this amount is considered to be non-recurring.

(h)	Selling, general and administrative expenses are estimated to decrease by $27 million for the nine months ended September 30, 2010 and to increase by $64 million for the twelve months ended December 31, 2009, associated with fair value adjustments, as shown below:

	Nine Months	Twelve Months
	Ended	Ended
	September 30, 2010	December 31, 2009
	(Dollars in millions)

Elimination of pension and OPEB related deferred amounts	$(28)	$69
Depreciation expense	(5)	(14)
Intangible asset amortization	6	9

	$(27)	$64

(i)	These adjustments account for the noncontrolling interest portion of the depreciation and amortization adjustments discussed in (g) and (h) above.

(j)	For purposes of the Company’s basic and diluted pro forma earnings per share calculations, the Company has used the following amounts of shares of common stock of reorganized Visteon outstanding as of the Effective Date:

Direct shares issued through the rights offering	45,145,000
Direct shares issued to holders of allowed claims	3,497,520
Shares granted under management equity incentive program	1,246,167

Pro forma basic shares	49,888,687
Stock warrants (treasury stock method)	1,962,297

Pro forma diluted shares	51,850,984

VISTEON CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

	As of September 30, 2010
		Reorganization		Fresh Start
	Historical	Adjustments		Adjustments		Pro Forma
		(Dollars in millions)

ASSETS
Cash and equivalents	$918	$(52	)(a)	$—		$866
Restricted cash	195	(105	)(b)	—		90
Accounts receivable, net	1,086	(4	)(c)	—		1,082
Inventories, net	395	—		30	(l)	425
Other current assets	283	(11	)(d)	(10	)(l)	262

Total current assets	2,877	(172)		20		2,725
Property and equipment, net	1,812	—		(202	)(l)	1,610
Equity in net assets of non-consolidated affiliates	378	—		(1	)(l)	377
Intangible assets	5	—		469	(l)	474
Other non-current assets	75	12	(e)	22	(m)	109

Total assets	$5,147	$(160)		$308		$5,295

LIABILITIES AND SHAREHOLDERS’ (DEFICIT) EQUITY
Short-term debt, including current portion of long-term debt	$128	$—		$—		$128
Accounts payable	1,043	—		—		1,043
Accrued employee liabilities	196	17	(f)	2	(l)	215
Other current liabilities	326	125	(g)	(46	)(l)(m)	405

Total current liabilities	1,693	142		(44)		1,791
Long-term debt	12	478	(h)	—		490
Employee benefits	632	153	(i)	(65	)(l)	720
Deferred income taxes	175	—		120	(m)	295
Other non-current liabilities	251	—		(24	)(l)	227
Liabilities subject to compromise	3,121	(3,121	)(j)	—		—
Shareholders’ (deficit) equity:
Visteon shareholders’ (deficit) equity	(1,096)	2,188	(k)	13	(k)	1,105
Non-controlling interests	359	—		308	(l)	667

Total shareholders’ (deficit) equity	(737)	2,188		321		1,772

Total liabilities and shareholders’ (deficit) equity	$5,147	$(160)		$308		$5,295

See accompanying notes to the unaudited pro forma condensed consolidated financial statements.

VISTEON CORPORATION AND SUBSIDIARIES

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

Reorganization Adjustments

(a)	The Company’s cash and equivalents reflects a net decrease of $52 million after implementing the Plan of Reorganization. The significant sources and uses of cash are as follows:

Cash sources:
Proceeds from rights offering	$1,250
Exit facility proceeds, net	482
Net release of restrictions on cash	105

Total cash sources	1,837
Cash uses:
Term loan settlement	1,660
ABL settlement	128
Payment of administrative and professional claims	23
Rights offering fees	49
Debt issue costs	10
Claims settlements and other	19

Total cash uses	1,889

Net change in cash and equivalents	$(52)

(b)	The decrease in restricted cash reflects the release of $173 million of cash that was restricted under various orders of the Bankruptcy Court, partially offset by the establishment of a professional fee escrow account of $68 million.

(c)	This adjustment reflects the settlement of a receivable in connection with the Ford Global Settlement and Release Agreement.

(d)	This adjustment relates to the Rights Offering commitment premium deposit paid in July 2010.

(e)	This adjustment records $12 million of estimated debt issuance costs capitalized in connection with the exit financing facility.

(f)	This adjustment reflects the reinstatement of OPEB and non-qualified pension obligations expected to be paid within 12 months.

(g)	This adjustment reflects the establishment of a liability for the payment of $148 million of allowed general unsecured and other claims in accordance with the Plan of Reorganization, offset by a reduction in accrued reorganization items of $23 million for amounts that were paid on the Effective Date.

(h)	This adjustment reflects the $500 million term loan, net of $10 million original issuance discount and $12 million of fees paid to the lenders.

(i)	This adjustment represents the reinstatement of $153 million of OPEB and non-qualified pension obligations.

(j)	This adjustment reflects the settlement of liabilities subject to compromise (“LSC”) in accordance with the Plan of Reorganization, as shown below:

	LSC	Settlement per	Gain on
	September 30, 2010	Fifth Amended Plan	Settlement of LSC

Debt	$2,490	$1,740	$750
Employee liabilities	324	195	129
Interest payable	183	160	23
Other claims	124	71	53

	$3,121	$2,166	$955

LSC settlement scenarios:
Cash settlement	(1,800)
Liability reinstatement	(253)
Equity distribution	(113)
Gain on settlement of LSC	(955)

Net change	$—

(k)	The cancellation of old Visteon common stock in accordance with the Plan of Reorganization and elimination of corresponding shareholders’ deficit balances, are shown below:

	Predecessor
	Shareholders’			Successor
	Deficit			Shareholders’
	September 30,	Reorganization	Fresh Start	Equity
	2010	Adjustments	Adjustments	September 30, 2010

Common stock
Predecessor	$131	$(131)	$—	$—
Successor	—	1	—	1
Stock warrants
Predecessor	127	(127)	—	—
Successor	—	52	—	52
Additional paid in capital
Predecessor	3,408	(3,408)	—	—
Successor	—	1,297	(172)	1,125
Accumulated deficit	(4,684)	4,573	111	—
Accumulated other comprehensive loss	(74)	—	74	—
Other	(4)	(69)	—	(73)

Shareholders’ (deficit) equity	$(1,096)	$2,188	$13	$1,105

Other consists of $73 million representing stock restricted for use in connection with management incentive compensation programs.

Fresh Start Adjustments

(l)	Fresh start adjustments reflect the adoption of fresh start accounting in accordance with GAAP and serves to record assets and liabilities of reorganized Visteon at their respective fair values, as follows:

Inventory was recorded at fair value and was estimated to exceed book value by approximately $30 million. Raw materials were valued at current replacement cost. Work-in-process was valued at estimated finished goods selling price less estimated disposal costs, completion costs and a reasonable profit allowance for selling effort.

Finished goods were valued at estimated selling price less estimated disposal costs and a reasonable profit allowance for selling effort.

The adjustment to other current assets includes an $8 million prepaid insurance balance and $2 million of other deferred fee amounts with no future benefit to reorganized Visteon.

The Company estimates that the book value of property and equipment exceeds the fair value by $202 million after giving consideration to the highest and best use of the assets. Fair value estimates were based on a combination of income, market and cost approaches, as appropriate. Fair value under the market approach was based on recent sale transactions for similar assets, while fair value under the cost approach was based on the amount required to construct or purchase an asset of equal utility, considering physical deterioration, functional obsolescence and economic obsolescence.

Investments in non-consolidated affiliates were recorded at fair value primarily based on an income approach utilizing the dividend discount model. Significant assumptions included estimated future dividends for each applicable non-consolidated affiliate and discount rates.

Identifiable intangible assets, primarily comprised of developed technology and customer-related assets, were recorded at fair value and were estimated to increase by $467 million. For purposes of this Pro Forma Financial Information, intangible assets were amortized over estimated useful lives ranging from 8 to 20 years. Fair value estimates of intangible assets were based on income approaches utilizing projected financial information consistent with the Fourth Amended Disclosure Statement, as described below:

•	Developed technology intangible assets were valued using the relief from royalty method, which estimates the value of an intangible asset to be equal to the present value of future royalties that would be paid for the right to use the asset if it were not owned. Significant assumptions included estimated future revenues for each technology category, royalty rates, tax rates and discount rates.

•	Customer related intangible assets were valued using the multi-period excess earnings method, which estimates the value of an intangible asset to be equal to the present value of future earnings attributable to the asset group after recognition of required returns to other contributory assets. Significant assumptions included estimated future revenues for existing customers, attrition rates based on historical experience, tax rates, discount rates, and contributory asset charges including employee intangibles.

Reorganization value in excess of the fair value allocated to identifiable tangible and intangible assets was recorded as goodwill. In adjusting the balance sheet accounts to fair value, the Company estimates excess reorganization value of approximately $2 million, which has been reflected as goodwill and was determined as follows:

Enterprise value	$2,390
Add: Estimated fair value of non-debt liabilities	2,905

Reorganization value	5,295
Less: Estimated fair value of assets	5,293

Reorganization value in excess of fair value assets	$2

The adjustments to accrued employee liabilities and employee benefits are related to the remeasurement of pension and OPEB obligations at the Effective Date, based on certain assumptions including discount rates.

The adjustments to other current and other non-current liabilities include decreases of $51 million and $31 million, respectively, to eliminate deferred revenue. The decrease in other non-current liabilities was partially offset by $7 million related to leasehold intangibles.

Noncontrolling interests were recorded at fair value based on publicly available market values, where possible, and based on other customary valuation methodologies where publicly available market values were not possible, including comparable company and discounted cash flow models. The Company estimates that the fair value of noncontrolling interests exceeds book value by $308 million.

(m)	Deferred tax impacts associated with the fresh start adjustments result from changes in the book values of tangible and intangible assets while the tax basis in such assets remains unchanged. The Company anticipates that a full valuation allowance will be maintained in the U.S., accordingly this adjustment relates to the portion of the fresh start adjustments applicable to certain non-U.S. jurisdictions where the Company is subject to and pays income taxes. Deferred tax adjustments include the following:

Balance Sheet Account Classification:
Other non-current assets	$22
Other current liabilities	6
Deferred income taxes	120

Net increase in deferred tax liabilities	$104

MANAGEMENT

Board of Directors

Set forth below are the name, age, position and a description of the business experience and certain other past and present directorships of each of our directors as of December 17, 2010.

Director	Position(s)

Donald J. Stebbins	Chairman, President and Chief Executive Officer
Duncan H. Cocroft	Director
Philippe Guillemot	Director
Herbert L. Henkel	Director
Mark T. Hogan	Director
Jeffrey D. Jones	Director
Karl J. Krapek	Director
Timothy D. Leuliette	Director
William E. Redmond, Jr.	Director

Donald J. Stebbins is 52 years old and he has been Visteon’s Chairman, President and Chief Executive Officer since December 1, 2008 and a member of the Board of Directors since December 2006. Prior to that, Mr. Stebbins was President and Chief Executive Officer since June 2008 and President and Chief Operating Officer since joining the Company in May 2005. Before joining Visteon, Mr. Stebbins served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation since August 2004, President and Chief Operating Officer of Lear’s operations in the Americas since September 2001, and prior to that as Lear’s Chief Financial Officer. Mr. Stebbins is also a director of WABCO Holdings.

Duncan H. Cocroft is 67 years old and he has been a director of Visteon since October 18, 2010. Mr. Cocroft is the former Executive Vice President and Treasurer of Cendant Corporation, a provider of consumer and business services primarily in the travel and real estate services industries, a position he held from June 1999 through March 2004. During that time, Mr. Cocroft also served as Executive Vice President and Chief Financial Officer of PHH Corporation, Cendant’s wholly-owned finance subsidiary. Prior to joining Cendant in June 1999, Mr. Cocroft served as Senior Vice President and Chief Administrative Officer of Kos Pharmaceuticals. Mr. Cocroft also serves as a director of GEO Specialty Chemicals, Inc., a privately-held manufacturer of specialty chemicals, SBA Communications Corporation and Wellman, Inc., a privately-held manufacturer of resin products. Mr. Cocroft has also served as a director of Atlas Air Worldwide Holdings, Inc. during the past five years.

Philippe Guillemot is 51 years old and he has been a director of Visteon since October 1, 2010. Mr. Guillemot has been the Chief Executive Officer of Europcar Group, a provider of passenger car and light utility vehicle rentals, since April 2010. Prior to that, he was Chairman and Chief Executive Officer of AREVA T&D Holdings SA, a multinational construction and engineering firm, since 2004. Mr. Guillemot has held various automotive management positions with Faurecia SA, Valeo SA and Michelin.

Herbert L. Henkel is 62 years old and he has been a director of Visteon since October 1, 2010. Mr. Henkel is the former Chairman of the Board and Chief Executive Officer of Ingersoll-Rand plc, a manufacturer of industrial products and components. Mr. Henkel retired from Ingersoll-Rand as Chairman of the Board on June 3, 2010, a position he held since May 2000, and retired as Ingersoll-Rand’s Chief Executive Officer, a position he held since October 1999, on February 4, 2010. Mr. Henkel also served as President and Chief Operating Officer of Ingersoll-Rand from April 1999 to October 1999. Prior to that he held various leadership roles at Textron, Inc, including its President and Chief Operating Officer from 1998-1999. Mr. Henkel also serves as a director of 3M Company and C. R. Bard, Inc. Mr. Henkel has also served as a director of Pitney Bowes, Inc. and AT&T Corp. during the past five years.

Mark T. Hogan is 59 years old and he has been a director of Visteon since October 1, 2010. Mr. Hogan has been the President of Dewey Investments LLC, a consultant to automotive-related entities, since January 2010. Prior to that he was Chief Executive Officer and President of The Vehicle Production Group, LLC, a designer and marketer of automobiles to serve mobility impaired individuals, since January 2008. Mr. Hogan also served as the President of Magna International Inc., an automotive components supplier, from September 2004 to December 2007, and prior to joining Magna, Mr. Hogan held a variety of management and executive positions with General Motors Corporation.

Jeffrey D. Jones is 58 years old and he has been a director of Visteon since October 1, 2010. Mr. Jones is an attorney with Kim & Chang, a South Korea-based law firm, a position he has held since 1980. Mr. Jones serves as Chairman of the Board of Partners for Future Foundation, a Korean non-profit foundation. Mr. Jones has also served as a Director of POSCO and the Doosan Corporation during the past five years.

Karl J. Krapek is 62 years old and he has been a director of Visteon since February 2003. Mr. Krapek is the former President and Chief Operating Officer of United Technologies Corporation, a global supplier of aerospace and building systems products, a position he held from April 1999 to January 2002. Prior to that he was named Executive Vice President and a Director in 1997, and served as President of United Technologies’ Pratt and Whitney Company since 1992. Mr. Krapek currently serves as a director of Northrop Grumman Corporation, Prudential Financial, Inc. and The Connecticut Bank and Trust Company. He has also served as a director of Alcatel-Lucent and Delta Airlines, Inc. during the last five years.

Timothy D. Leuliette is 60 years old and he has been a director of Visteon since October 1, 2010. Mr. Leuliette is the Chairman and Chief Executive Officer of Leuliette Partners LLC, an investment and financial services firm. Until October 14, 2010, Mr. Leuliette served as the President and Chief Executive Officer of Dura Automotive LLC, an automotive supplier, since July 2008, a director of Dura since June 2008, and the Chairman of the Board of Dura since December 2008. Mr. Leuliette also served as a Managing Director of Patriarch Partners LLC, the majority shareholder of Dura. Prior to that, he served as Co-Chairman and Co-Chief Executive Officer of Asahi Tec Corporation, a manufacturer of automotive parts and other products, and Chairman, Chief Executive Officer and President of Metaldyne Corporation, an automotive supplier, from January 2001 to January 2008. Over his career he has held executive and management positions at both vehicle manufacturers and suppliers and has served on both corporate and civic boards, including as Chairman of the Detroit Branch of the Federal Reserve Bank of Chicago.

William E. Redmond, Jr. is 51 years old and he has been a director of Visteon since October 1, 2010. Mr. Redmond has served as Chief Executive Officer of General Chemical Corporation, a manufacturer of performance chemicals (formerly known as GenTek Inc.), since May 2005, and a Director of General Chemical since November 2003. In December, 2008, Mr. Redmond also became President and Chief Executive Officer of GT Technologies, Inc., formerly one of GenTek Inc.’s wholly-owned subsidiaries. Mr. Redmond previously served as President and Chief Executive Officer from December 1996 to February 2003 and as Chairman of the Board of Directors from January 1999 to February 2003 of Garden Way, Inc., a manufacturer of outdoor garden and power equipment. Mr. Redmond also currently serves as a director of Amports, Inc., a privately-held North American automobile processer, and Source Interlink Companies, Inc., a privately-held diversified publishing and distribution company. Mr. Redmond has served as a director of Mark IV Industries, Inc., Eddie Bauer Holdings, Inc., Maxim Crane Works Holdings, Inc., Citation Corporation, and USA Mobility, Inc. during the past five years.

Director Independence

Our board of directors is comprised of nine directors, eight of which are independent directors as defined under our Director Independence Guidelines and the rules of the New York Stock Exchange. Each of our audit committee, organization and compensation committee, corporate governance and nominating committee and our finance committee contains only independent directors.

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of December 17, 2010 regarding the beneficial ownership of our common stock by:

•	each of our directors;

•	each of our named executive officers;

•	each holder of more than 5% of our outstanding shares of common stock; and

•	all of our directors and executive officers as a group.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of December 17, 2010 is deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on the number of shares of common stock outstanding as of December 17, 2010. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

All percentages and share amounts are approximate based on current information available to us. The information available to us may be incomplete.

Unless otherwise noted, the address for each person listed on the table is c/o Visteon Corporation, One Village Center Drive, Van Buren Township, Michigan 48111.

	Amount and Nature of Shares
	Beneficially Owned(1)
		Percent of All
Name	Number	Common Stock

5% Stockholders
Cyrus Capital Partners, L.P.(2)	3,990,986	7.9%
Monarch Funds(3)	3,419,932	6.8%
Executive Officers and Directors
Donald J. Stebbins(4)	305,556	*
Duncan H. Cocroft	—	*
Philippe Guillemot	—	*
Herbert L. Henkel	—	*
Mark T. Hogan	—	*
Jeffery D. Jones	—	*
Karl J. Krapek	—	*
Timothy D. Leuliette	—	*
William E. Redmond, Jr.	1,350	*
William G. Quigley III(5)	125,000	*
Julie A. Fream(6)	33,334	*
Joy M. Greenway(7)	62,500	*
Steve Meszaros(8)	62,500	*
Robert Pallash(9)	—	*
Michael K. Sharnas(10)	58,334	*
James F. Sistek(11)	50,000	*
Dorothy L. Stephenson(12)	33,334	*
Michael J. Widgren(13)	25,000	*
All executive officers and directors as a group (18 persons)(14)	756,908	1.5%

*	Less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Cyrus Capital Partners, L.P. (“CCP”) is the investment manager for Cyrus Opportunities Master Fund II, Ltd. (“COMFII”), Cyrus Select Opportunities Master Fund, Ltd. (“CSOMF”), Cyrus Europe Master Fund, Ltd. (“CEMF”), CRS Fund, Ltd. (“CRS”) and Crescent 1, L.P. (“Crescent” and, together with COMFII, CSOMF, CEMF and CRS, collectively, the “Cyrus Funds”). Cyrus Capital Partners GP, L.L.C. (“CCPGP”) is the general partner of CCP. Stephen C. Freidheim (“SCF”) is the managing member of CCPGP and the Chief Investment Officer of CCP. CCP, CCPGP and SCF may be deemed to beneficially own the securities held by the Cyrus Funds. CCP, CCPGP and SCF each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein. Includes, 1,923,506 shares beneficially owned by COMFII, 397,573 shares beneficially owned by CSOMF, 39,752 shares beneficially owned by CEMF, 834,909 shares beneficially owned by CRS and 795,146 shares beneficially owned by Crescent.

(3)	Consists of 18,019 shares beneficially owned by Monarch Capital Master Partners II-A LP, including 17,127 shares underlying warrants to purchase shares of our common stock; 51,665 shares beneficially owned by Monarch Capital Master Partners LP, including 49,682 shares underlying warrants to purchase shares of our common stock; 8,773 shares beneficially owned by Monarch Cayman Fund Limited, including 7,154 shares underlying warrants to purchase shares of our common stock; 87,116 shares beneficially owned by Monarch Debt Recovery Master Fund Ltd, including 62,941 shares underlying warrants to purchase shares of our common stock; 3,198,686 shares beneficially owned by Monarch Master Funding Ltd; 47,625 shares beneficially owned by Monarch Opportunities Master Fund Ltd, including 34,026 shares underlying warrants to purchase shares of our common stock; and 8,048 shares beneficially owned by Oakford MF Limited, including 5,933 shares underlying warrants to purchase shares of our common stock.

(4)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted.

(5)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted.

(6)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted.

(7)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted.

(8)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted.

(9)	As of December 17, 2010, Mr. Pallash holds 62,500 restricted stock units granted pursuant to the Visteon Corporation 2010 Incentive Plan, which may be settled in cash or shares of common stock at the election of the Company upon vesting.

(10)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted.

(11)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted.

(12)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted.

(13)	Shares of restricted stock issued pursuant to the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted.

(14)	Includes shares of restricted stock issued pursuant the Visteon Corporation 2010 Incentive Plan that are not yet vested as of December 17, 2010, but eligible to be voted, and the shares of our common stock beneficially owned described in footnotes (3), (4), (5), (6), (8), (9), (10), (11), (12), and (13).

SELLING STOCKHOLDERS

The following table sets forth information as of December 17, 2010 regarding the beneficial ownership of our common stock (1) immediately prior to this offering and (2) as adjusted to give effect to this offering by the selling stockholders.

In connection with our Plan of Reorganization, we have filed with the SEC a registration statement on Form S-1 under the Securities Act, of which this prospectus forms a part, to register resales of certain shares of common stock that we issued in connection with our emergence from bankruptcy.

The common stock is being registered to permit public sales of the common stock by the selling stockholders. The shares of common stock being registered hereby were originally issued pursuant to our Plan of Reorganization in connection with our emergence from bankruptcy. The selling stockholders may offer the common stock for resale from time to time pursuant to this prospectus. However, the selling stockholders are under no obligation to sell any of the common stock offered pursuant to this prospectus.

All information with respect to common stock ownership has been furnished by or on behalf of the selling stockholders and is as of December 17, 2010. We believe, based on information supplied by the selling stockholders and subject to community property laws where applicable, that except as may otherwise be indicated in the footnotes to the table below, each selling stockholder has sole voting and dispositive power with respect to the common stock reported as beneficially owned by it. Because the selling stockholders may sell all, part or none of the common stock held by them, no estimates can be given as to the number of shares of common stock that a selling stockholder will hold upon termination of any offering made hereby. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the common stock held by them in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below. For purposes of the table below, however, we have assumed that after termination of this offering, none of the shares of common stock offered by this prospectus will be held by the selling stockholders.

The following table sets forth the names of the selling stockholders, the number of shares of common stock beneficially owned by them as of December 17, 2010, the number of shares of common stock being offered by them, the number of shares of common stock each selling stockholder will beneficially own if the stockholder sells all of the common stock being registered and each selling stockholder’s percentage beneficial ownership of our total outstanding common stock if all of the common stock in the offering is sold. As used in this prospectus, “selling stockholders” includes the successors-in-interest, donees, transferees or others who may later hold the selling stockholders’ interests.

Except as provided in the footnotes to the following table and the section titled “Related Party Transactions and Material Relationships with Selling Stockholders”, none of the selling stockholders has had any position with, held any office of or had any other material relationship with us or our affiliates during the past three years.

Beneficial ownership for the purposes of this table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options that are currently exercisable or exercisable within 60 days of December 17, 2010 is deemed to be outstanding and beneficially owned by the person holding the options. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Percentage of beneficial ownership is based on the number of shares of common stock outstanding as of December 17, 2010. Except as disclosed in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder.

All percentages and share amounts are approximate based on current information available to us. The information available to us may be incomplete.

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

683 Capital Partners, LP(3)	50,000	50,000	—	*
Alden Global Distressed Opportunities Master Fund, L.P.(4)	1,841,754	1,841,754	—	*
Allen Global Partners Offshore(5)	51,399	51,399	—	*
Allen Global Partners L.P.(5)	82,456	82,456	—	*
Andromeda Global Credit Fund(6)	40,008	40,008	—	*
Armory Master Fund, Ltd.(7)	543,888	543,888	—	*
Artio Global Credit Opportunities Fund, A series of Artio Alpha Investment Funds(8)	10,000	10,000	—	*
Barclays Multi-Manager Fund PLC(9)	34,506	34,506	—	*
Battery Park High Yield Long Short Fund Ltd.(9)	12,002	12,002	—	*
Battery Park High Yield Opportunity Master Fund Ltd.(9)	19,004	19,004	—	*
Battery Park High Yield Opportunity Strategic Fund, Ltd.(9)	21,004	21,004	—	*
Black Diamond Offshore Ltd.(10)	30,331	30,331	—	*
Blue Crescent Fund, L.P.(11)	4,000	4,000	—	*
Blue Mountain Credit Alternatives Master Fund, L.P.(12)	26,442	26,442	—	*
BlueMountain Equity Alternatives Master Fund, L.P.(12)	7,932	7,932	—	*
BlueMountain Long/Short Credit Master Fund, L.P.(12)	5,288	5,288	—	*
BlueMountain Timberline Ltd.(12)	9,255	9,255	—	*
Brigade Leveraged Capital Structures Fund Ltd.(13)	538,518	538,518	—	*
Bronson Point Master Fund, L.P.	103,500	103,500	—	*
Brownstone Partners Catalyst Master Fund, Ltd.(14)	62,497	62,497	—	*
CAI Distressed Debt Opportunity Master Fund Ltd	210,085	210,085	—	*
Calapasas Investment Partnership No. 1. LP(15)	6,734	6,734	—	*
California Public Employees’ Retirement System(9)	44,569	44,569	—	*
Capital Ventures International(16)	1,628,902	1,628,902	—	*
Caspian Capital Partners, L.P.(17)	164,655	164,655	—	*
Caspian Select Credit Master Fund, Ltd.(17)	248,555	248,555	—	*
Castlerigg Master Investments Ltd.(18)	169,000	169,000	—	*
Centerbridge Credit Partners Master, L.P.(19)	756,359	756,359	—	*
Centerbridge Credit Partners, L.P.(20)	443,420	443,420	—	*
Centerbridge Special Credit Partners, L.P.(21)	529,873	529,873	—	*
Citadel Securities LLC(22)	240,979	240,979	—	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Concerto Credit Opportunity Master Fund I, LP(23)	40,500	10,500	30,000	*
CQS Directional Opportunities Master Fund Limited(24)	766,313	766,313	—	*
Crescent 1, L.P.(25)	795,146	795,146	—	*
CR Intrinsic Investments, LLC(26)	50,000	50,000	—	*
CRS Fund, Ltd.(25)	834,909	834,909	—	*
CSS LLC(27)	72,204	72,204	—	*
Cumber International S.A.(28)	24,705	24,705	—	*
Cumberland Benchmarked Partners, L.P.(28)	103,006	103,006	—	*
Cumberland Partners(28)	247,851	247,851	—	*
Cyrus Europe Master Fund, Ltd.(25)	39,752	39,752	—	*
Cyrus Opportunities Master Fund II, Ltd.(25)	1,923,506	1,923,506	—	*
Cyrus Select Opportunities Master Fund, Ltd.(25)	397,573	397,573	—	*
Davidson Kempner(29)	1,319,626	1,319,626	—	*
dbX-Risk Arbitrage 4 Fund(30)	29,720	29,720	—	*
Deutsche Bank Securities Inc.(31)	1,499,734	1,499,734	—	*
Double Black Diamond Offshore Ltd.(10)	576,260	576,260	—	*
Empyrean Capital Fund, LP	176,159	176,159	—	*
Empyrean Capital Overseas Fund, Ltd	383,841	383,841	—	*
EMR Master Fund, Ltd.(32)	60,000	60,000	—	*
Ermitage Selz Fund Limited	46,000	46,000	—	*
ES Moore, Ltd.	170,000	170,000	—	*
Evolution Master Fund Ltd. SPC, Segregated Portfolio M(33)	24,981	24,981	—	*
Full Value Offshore Fund LTD(15)	1,120	1,120	—	*
Full Value Partners LP(15)	18,946	18,946	—	*
Full Value Special Situations Fund LP(15)	2,553	2,553	—	*
Future Fund Board of Guardians(34)	57,725	57,725	—	*
Galileo Partners Fund I, L.P.(35)	106,731	80,888	25,843	*
Gam Selection Hedge Investments Inc.	27,000	27,000	—	*
General American Investors Company, Inc.(36)	70,000	60,000	10,000	*
General Motors Hourly-Rate Employes Pension Trust(9)	96,282	93,430	2,852	*
General Motors Salaried Employes Pension Trust(9)	55,841	54,187	1,654	*
GLG North American Opportunity Fund	165,000	165,000	—	*
Global Undervalued Securities Master Fund, L.P.(37)	30,000	30,000	—	*
GMO Mean Reversion Fund (Onshore), a Series of GMO Master Portfolios (Onshore) LP(38)	73,987	69,000	4,987	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Goldman, Sachs & Co.(39)	1,201,703	1,201,703	—	*
Great Oaks Strategic Investment Partners, LP(40)	4,080	4,080	—	*
Guggenheim Portfolio Company X, LLC(41)	20,002	20,002	—	*
HFR ED Brownstone Discovery 2x Master Trust (A Bermuda Unit Trust)(14)	8,953	8,953	—	*
HFR ED Discovery Master Trust (A Bermuda Unit Trust)(14)	14,799	14,799	—	*
HFR RVA Advent Global Opportunity Master Trust(42)	26,731	23,716	3,015	*
HFR RVA Constellation Master Trust(6)	17,002	17,002	—	*
IAM Mini-Fund 21 Limited	5,861	5,861	—	*
ICS Opportunities, Ltd.(43)	130,347	130,347	—	*
ING Investors Trust on behalf of its Series ING Janus Contrarian Portfolio(44)	280,195	280,195	—	*
Institutional Benchmark Series (Master Feeder) Ltd, in Respect of Brownstone Credit Opportunities Series(14)	23,751	23,751	—	*
Jabre Capital Partners S.A. for and on behalf of: JABCAP Global Balanced Master Fund Limited — JABCAP (LUX) Global Balanced — Lexicon Fund(45)	150,000	150,000	—	*
Janus Capital Funds P.L.C. on behalf of its sub fund Janus US High Yield Fund(46)	226,008	165,192	60,816	*
Janus Investment Fund on behalf of its series Janus Contrarian Fund(47)	1,418,450	1,418,450	—	*
Janus Investment Fund on behalf of its series Janus High-Yield Fund(46)	302,668	221,223	81,445	*
Janus Investment Fund on behalf of its series Janus Long/Short Fund(47)	31,835	31,835	—	*
John Hancock Funds II — Mid Cap Value Fund(48)	25,600	19,000	6,600	*
John Hancock Trust — Mid Value Trust(48)	37,600	26,500	11,100	*
Juggernaut Fund, L.P.(49)	22,900	22,900	—	*
Karnak Partners, L.P.	47,000	47,000	—	*
Karsch Capital II, LP(50)	63,420	63,420	—	*
Karsch Capital II, Ltd.(50)	28,350	28,350	—	*
Karsch Capital, Ltd.(50)	117,770	117,770	—	*
Kazazian Capital Master Fund, LP(51)	15,200	15,200	—	*
KCM Plus, Ltd.(50)	40,660	40,660	—	*
Khroma Special Situations Master SPC Ltd.(52)	190,615	190,615	—	*
Kivu Investment Fund Limited(24)	311,985	311,985	—	*
L-3 Communications Corporation Master Trust(9)	11,289	11,289	—	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

Laborer’s District Council & Contractors Pension Fund of Ohio(48)	2,900	2,100	800	*
Lerner Enterprises, LLC(34)	8,828	8,828	—	*
LMA SPC for and on behalf of the MAP89 Segregated Portfolio(53)	42,870	42,870	—	*
LLT Limited(54)	1,295	1,295	—	*
Locust Wood Capital L.P.	105,000	105,000	—	*
Loeb Arbitrage Fund(55)	3,222	3,222	—	*
Loeb Arbitrage Offshore Partners, Ltd.(55)	8,983	8,983	—	*
LongView Partners B, L.P.(28)	76,413	76,413	—	*
Louisiana State Employees’ Retirement System(9)	69,214	66,315	2,899	*
Lyxor Andromeda Global Credit Fund Limited(6)	53,000	53,000	—	*
Mariner LDC (17)(56)	354,086	354,086	—	*
Mariner-Tricadia Credit Strategies Master Fund Ltd(57)	85,000	85,000	—	*
Mason Capital L.P.(41)	610,484	610,484	—	*
Mason Capital Master Fund, L.P.(41)	1,756,012	1,756,012	—	*
Merced Partners Limited Partnership(58)	251,442	251,442	—	*
Mercury Partners LP(15)	5,368	5,368	—	*
Monarch Capital Master Partners II-A LP(59)	18,019	18,019	—	*
Monarch Capital Master Partners LP(59)	51,665	51,665	—	*
Monarch Cayman Fund Limited(59)	8,773	8,773	—	*
Monarch Debt Recovery Master Fund Ltd(59)	87,116	87,116	—	*
Monarch Master Funding Ltd(59)	3,198,686	3,198,686	—	*
Monarch Opportunities Master Fund Ltd(59)	47,625	47,625	—	*
Montgomery County Employees’ Retirement System(9)	7,902	7,902	—	*
Moore Macro Fund, LP	680,000	680,000	—	*
Morgan Stanley & Co. Incorporated(60)	827,345	822,824	4,521	*
NewFinance Alden SPV(4)	68,843	68,843	—	*
Nomura Corporate Research and Asset Management Inc.(61)	11,401	10,627	774	*
Nomura Funds Ireland — US High Yield Bond Fund(9)	9,738	9,738	—	*
Nomura US Attractive Yield Corporate Bond Fund Mother Fund(9)	134,396	131,994	2,402	*
Nomura Waterstone Market Neutral Fund	1,280	1,280	—	*
Oak Hill Credit Opportunities Financing, LTD(34)	136,160	136,160	—	*
Oakford MF Limited(59)	8,048	8,048	—	*
OHA Strategic Credit Master Fund II, L.P.(34)	139,681	139,681	—	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

OHA Strategic Credit Master Fund, L.P.(34)	455,636	455,636	—	*
OHSF II Financing, LTD(34)	230,147	230,147	—	*
One East Partners Master LP(62)	160,030	160,030	—	*
Opportunity Partners LP(15)	16,584	16,584	—	*
Overland Advisors, LLC(63)	17,209	13,750	3,459	*
Pandora Select Partners, L.P.(64)	119,250	119,250	—	*
Para Partners, L.P.(30)	70,280	70,280	—	*
Permal Stone Lion Fund Ltd.(65)	11,250	11,250	—	*
Pines Edge Value Investors Ltd.(53)	66,930	66,930	—	*
Plainfield Special Situations Master Fund II Limited(66)	15,111	15,111	—	*
Prime Capital Master SPC — GOT WAT MAC Segregated Portfolio	4,021	4,021	—	*
Quad Capital, LLC(67)	61,480	61,480	—	*
Quintessence Fund L.P.(68)	25,628	25,628	—	*
QVT Fund LP(68)	233,431	233,431	—	*
Riva Ridge Master Fund, Ltd.(56)	206,043	206,043	—	*
Sagittarius Fund(9)	3,476	3,476	—	*
Saxon Strategic Funds, LLC(69)	3,800	3,800	—	*
Science Applications International Corporation Retirement Plans Committee (48)	7,800	5,800	2,000	*
Seaport Group LLC Profit Sharing Plan	181,136	166,946	14,190	*
Selz Family Trust	30,000	20,000	10,000	*
Seneca Capital, LP(70)	391,167	391,167	—	*
Silver Point Capital Fund, LP(71)	92,241	92,241	—	*
Silver Point Capital Offshore Master Fund, LP(71)	209,479	209,479	—	*
SIPI Master Ltd.(52)	379,373	379,373	—	*
Sola Ltd.(72)	1,807,759	1,579,546	228,213	*
Solus Core Opportunities Master Fund Ltd.(72)	290,257	290,257	—	*
Special Opportunities Fund, Inc.(15)	21,735	21,735	—	*
Stark Criterion Master Fund Ltd.(73)	114,328	114,328	—	*
Stark Master Fund Ltd.(74)	2,171,682	2,171,682	—	*
State of California(48)	13,000	9,600	3,400	*
Steady Gain Partners LP(15)	6,960	6,960	—	*
Stichting Pensioenfonds Hoogovens(9)	14,234	13,982	252	*
Stone Lion Portfolio L.P.(65)	63,750	63,750	—	*
Stonehill Institutional Partners, L.P.(75)	109,672	106,315	3,357	*
Stonehill Master Fund Ltd.(76)	231,229	224,586	6,643	*
Structured Credit Opportunities Fund II, LP(57)	15,000	15,000	—	*
T. Rowe Price Mid-Cap Value Fund, Inc.(48)	482,673	358,000	124,673	*

	Number of
	Shares of	Maximum	Shares of Common Stock
	Common Stock	Number of Shares	Owned After Offering(2)
	Owned Prior to	of Common Stock		Percent of All
Name	Offering(1)	Offered	Number	Common Stock

T. Rowe Price U.S. Equities Trust(48)	3,500	2,700	800	*
Taconic Opportunity Fund L.P.(77)	46,770	46,770	—	*
Taconic Opportunity Master Fund L.P.(77)	103,230	103,230	—	*
The Advent Global Opportunity Master Fund(42)	18,677	16,297	2,380	*
The GM Canada Domestic Trust(9)	96,636	94,537	2,099	*
UBS Securities, LLC(78)	1,225,548	1,225,548	—	*
Venor Capital Master Fund Ltd.(79)	156,094	156,094	—	*
Verition Multi-Strategy Master Fund Ltd.(80)	150,039	150,039	—	*
VSO Master Fund, Ltd.(81)	46,529	46,329	200	*
Waterstone Market Neutral MAC 51, Ltd.	16,782	16,782	—	*
Waterstone Market Neutral Master Fund, Ltd.	126,656	126,656	—	*
Waterstone MF Fund, Ltd.	29,123	29,123	—	*
Waterstone Offshore ER Fund, Ltd.	11,300	11,300	—	*
Wells Fargo & Co.(63)	51,616	41,250	10,366	*
Whitebox Credit Arbitrage Partners, LP(82)	127,942	127,942	—	*
Whitebox Multi-Strategy Partners, LP(83)	140,365	140,365	—	*
Whitebox Special Opportunities Fund LP, Series B(84)	10,000	10,000	—	*
Windmill Master Fund LP(49)	37,100	37,100	—	*
YAM Investments LLC(85)	5,000	5,000	—	*

*	Less than 1%.

(1)	Shares shown in the table above include shares held in the beneficial owner’s name or jointly with others, or in the name of a bank, nominee or trustee for the beneficial owner’s account.

(2)	Represents the amount of common stock that will be held by the selling stockholders after completion of this offering based on the assumptions that (a) all shares of common stock registered for sale by the registration statement of which this prospectus forms a part will be sold and (b) that no other shares of common stock are acquired or sold by the selling stockholders prior to completion of this offering. However, the selling stockholders may sell all, some or none of the shares of common stock offered pursuant to this prospectus and may sell some or all of their shares of common stock pursuant to an exemption from the registration provisions of the Securities Act.

(3)	683 Capital Management, LLC is the investment manager for 683 Capital Partners, LP. The managing member of 683 Capital Management LLC is Ari Zweiman. 683 Capital Management LLC and Ari Zweiman may be deemed to beneficially own the securities held by 683 Capital Partners, LP. 683 Capital Management LLC and Ari Zweiman each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(4)	Alden Global Capital Limited (“Alden”) is the management company for Alden Global Distressed Opportunities Master Fund, LP. (the “Alden Master Fund”) and NewFinance Alden SPV (“NewFinance” and, together with the Alden Master Fund, the “Alden Clients”). AGDOF Master GP, Ltd. (“Alden Master GP”) is the general partner of the Master Fund. Alden Global Capital, a division of Smith Management, LLC (“Alden NY”) has been engaged to provide certain services to Alden and the Alden Clients which includes, among other things, investment research, administrative, managerial and other services. Alden, Alden Master GP and/or Alden NY may be deemed to beneficially own the securities held by the Alden Clients through their ability to either vote or direct the vote of the securities or dispose or direct the disposition of the securities, either through contract, understanding or otherwise. Alden, Alden Master GP and Alden NY each disclaim beneficial ownership of such securities, if any, except to the extent of their pecuniary interests therein, as applicable.

(5)	Allen Global Partners L.P.’s shares include 3,514 shares underlying warrants. Allen Global Partners Offshore’s shares include 2,190 shares underlying warrants. Allen Investment Management LLC is the investment manager for Allen Global Partners LP (formerly Allen Arbitrage LP) and Allen Global Partners Offshore (formerly Allen Arbitrage Offshore and, together with Allen Global Partners LP, the “Allen Funds”). Allen Global Partners LLC, a wholly-owned subsidiary of Allen Operations LLC is the general partner of Allen Global Partners LP. Allen Global Partners Offshore is a Class of the Allen Series Trust, a Cayman Islands unit trust established by a Declaration of Trust by Caledonian Trust (Cayman) Limited. Allen Investment Management LLC, Allen Global Partners LP. and Allen Global Partners Offshore may be deemed to beneficially own the securities held by the Allen Funds. Allen Investment Management LLC, Allen Global

Partners LLC and Allen Operations LLC each disclaim beneficial ownership of such securities, if any, except to the extent of their pecuniary interests therein, as applicable.

(6)	Constellation Capital Management LLC is the investment advisor for Lyxor Andromeda Global Credit Fund Limited, HFR RVA Constellation Master Trust and Andromeda Global Credit Fund Ltd (collectively, the “Constellation Funds”). The managing members of Constellation Capital Management LLC are Varun Gosain and Shahriar Shahida (collectively, the “Constellation Managers”). Constellation Capital Management LLC and each of the Constellation Managers may be deemed to beneficially own the securities held by the Constellation Funds. Constellation Capital Management LLC and each of the Constellation Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(7)	Includes 81,285 shares underlying warrants to purchase shares of our common stock. Armory Advisors LLC is the investment manager of Armory Master Fund, Ltd. and may be deemed to be the beneficial owner of the securities held by Armory Master Fund, Ltd. Jay Burnham acts as the Manager of Armory Advisors LLC.

(8)	The Artio Global Credit Opportunities Fund is a series of Artio Alpha Investment Funds, LLC. The investment manager of the Artio Global Credit Opportunities Fund is Artio Global Management LLC (“Artio Global,” the “Investment Manager” or the “Managing Member”). Artio is registered as an investment adviser under the Investment Advisers Act of 1940, as amended. Artio Alpha Investment Funds, LLC is a Delaware multi-series limited liability company. The Artio Global Credit Opportunities Fund currently is the sole existing series of Artio Alpha Investment Funds, LLC.

(9)	Stephen Kotsen is the Portfolio Manager at Nomura Corporate Research and Asset Management Inc. (“NCRAM”), which serves as the investment advisor for Barclays Multi-Manager Fund PLC, Battery Park High Yield Long Short Fund Ltd., Battery Park High Yield Opportunity Master Fund Ltd., Battery Park High Yield Opportunity Strategic Fund, Ltd., California Public Employees Retirement System, General Motors Hourly-Rate Employes Pension Trust, General Motors Salaried Employes Pension Trust, L-3 Communications Corporation Master Trust, Louisiana State Employees’ Retirement System, Montgomery County Employees’ Retirement System, Nomura Funds Ireland — US High Yield Bond Fund, Nomura US Attractive Yield Corporate Bond Fund Mother Fund, Nomura Waterstone Market Neutral Fund, Sagittarius Fund, Stichting Pensioenfonds Hoogovens, The GM Canada Domestic Trust and The Regents of the University of California and has the power to vote or dispose of the shares of common stock held by such funds. Consequently, NCRAM and Mr. Kotsen may be deemed to be the beneficial owners of such shares; however, NCRAM and Mr. Kotsen disclaim any beneficial ownership. Certain affiliates of NCRAM are members of FINRA.

(10)	Carlson Capital, LP. (“Carlson Capital”) is the investment adviser to Black Diamond Offshore Ltd. (“Black Diamond”) and Double Black Diamond Offshore Ltd. (together with Black Diamond, the “Carlson Funds”). Asgard Investment Corp. II (“Asgard II”) is the general partner of Carlson Capital, Asgard Investment Corp. (“Asgard”) is the sole stockholder of Asgard II, and Clint D. Carlson is the President of Carlson Capital, Asgard II and Asgard. Carlson Capital, Asgard II, Asgard and Mr. Carlson have the power to vote and direct the disposition of securities held by the Carlson Funds.

(11)	Blue Crescent Management Company, L.P. (“Blue Crescent Management LP”) is the investment manager for Blue Crescent Fund L.P. (“Blue Crescent Fund”). Blue Crescent Management, LLC (“Blue Crescent Management LLC”) is the general partner of Blue Crescent Management LP. The sole managing member of Blue Crescent Management LLC is Joyce Delucca (“Blue Crescent Manager”). Blue Crescent Management LP has delegated the investment management duties for Blue Crescent Fund to Kingsland Capital Management, LLC (“Kingsland Management”). Joyce Delucca is the sole managing member of Kingsland Management (“Kingsland Manager”). Blue Crescent Management LP, Blue Crescent Management LLC, Blue Crescent Manager, Kingsland Management and Kingsland Manager may be deemed to beneficially own the securities held by the Blue Crescent Fund. Blue Crescent Management, LP, Blue Crescent Management LLC, Blue Crescent Manager, Kingsland Management and Kingsland Manager each disclaim beneficial ownership of such securities except to the extent of its/her pecuniary interests therein.

(12)	Securities are held by Blue Mountain Credit Alternatives Master Fund, L.P. (“BMCA”), BlueMountain Timberline Ltd. (“BMT”), BlueMountain Long/Short Credit Master Fund, L.P. (“LSCF”), and BlueMountain Equity Alternatives Master Fund, L.P. (“BMEA”) (BMCA, BMT, LSCF, and BMEA, collectively, the “BlueMountain Funds”). BlueMountain CA Master Fund GP, Ltd. (“BMCAGP”) is the general partner of BMCA; BlueMountain Long/Short Credit GP, LLC (“BMLSGP”) is the general partner of BMLS; and BlueMountain Equity GP, LLC (“BMEAGP”) is the general partner of BMEA. Blue Mountain Credit GP, LLC (“BMCGP”) is the sole owner of BMCAGP. BlueMountain GP Holdings, LLC (“BMGPH”) owns 100% of the units of BMCGP, BMLSGP, and BMEAGP. BlueMountain Capital Management, LLC (“BMCM”) is the investment manager of each of the BlueMountain Funds. Andrew Feldstein is the managing member of both BMCM and BMGPH. BMCM, BMCAGP, BMLSGP, BMEAGP, BMCGP, BMGPH, and Andrew Feldstein may be deemed to own beneficially the securities held by the BlueMountain Funds. BMCM, BMCAGP, BMLSGP, BMEAGP, BMCGP, BMGPH, and Andrew Feldstein each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(13)	Includes 23,357 shares underlying warrants to purchase shares of our common stock. Brigade Capital Management, LLC (“Brigade Capital”) is the investment manager for Brigade Leveraged Capital Structures Fund Ltd. (“Brigade Fund”). The managing member of Brigade Capital is Donald E. Morgan, III. Brigade Capital and Donald E. Morgan, III may be deemed to beneficially own the securities held by Brigade Fund. Brigade Capital and Donald E. Morgan, III each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(14)	Institutional Benchmark Series (Master Feeder) Ltd, in Respect of Brownstone Credit Opportunities Series, HFR ED Discovery Master Trust (A Bermuda Unit Trust), HFR ED Brownstone Discovery 2x Master Trust (A Bermuda Unit Trust) and Brownstone Partners Catalyst Master Fund, Ltd. are all beneficial owners in the sense that they maintain voting power and have investment powers to dispose of or direct disposition of the securities.

(15)	Andrew Dakos and Phillip Goldstein may be deemed to beneficially own the securities held by Opportunity Partners LP, Full Value Partners LP, Full Value Special Situations Fund LP, Full Value Offshore Fund LTD, Calapasas Investment Partnership No. 1 LP, Steady Gain Partners LP, Mercury Partners LP and Special Opportunities Fund, Inc.

(16)	Susquehanna Advisors Group, Inc., the authorized agent of Capital Ventures International, has discretionary authority to vote and dispose of the shares held by Capital Ventures International and may be deemed to be the beneficial owner of these shares. Michael Ferry has the power to direct investments and/or power to vote the shares through Susquehanna Advisors Group, Inc., and may be deemed to beneficially own the shares held by this entity. Michael Ferry expressly disclaims ownership of such shares.

(17)	Mariner Investment Group, LLC (“MIG”) serves as investment manager to Mariner LDC (“LDC”), Caspian Capital Partners, L.P. (“Caspian”) and Caspian Select Credit Master Fund, Ltd. (“Select” and, together with LDC and Caspian, the “Mariner Funds”). Mariner LDC’s shares include 61,503 shares underlying warrants to purchase shares of our common stock. Caspian’s shares include 33,524 shares underlying warrants to purchase shares of our common stock. Select’s shares include 50,606 shares underlying warrants to purchase shares of our common stock. MIG is wholly owned by MIG Holdings, LLC (“MIG Holdings”), which is owned by Mariner Partners, Inc. (“MPI”), of which William Michaelcheck (“WM”) is majority holder. MIG, MIG Holdings, MPI and WM may be deemed to beneficially own the securities held by the Mariner Funds. MIG, MIG Holdings, MPI and WM each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(18)	Sandell Asset Management Corp. (“SAMC”) is the investment manager of Castlerigg Master Investments Ltd. (“Castlerigg”). Thomas Sandell is the controlling person of SAMC and may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg. Castlerigg International Ltd. (“Castlerigg International”) is the controlling shareholder of Castlerigg International Holdings Limited (“International Holdings”) and Castlerigg GS Holdings, Ltd. (“GS Holdings”). International Holdings and GS Holdings are the beneficial owners of Castlerigg Offshore Holdings, Ltd. (“Offshore Holdings”). Offshore Holdings is the controlling shareholder of Castlerigg. Each of International Holdings, GS Holdings, Offshore Holdings and Castlerigg International may be deemed to share beneficial ownership of the shares beneficially owned by Castlerigg Master Investments Ltd. The business address of each of these entities is as follows: c/o Sandell Asset Management Corp. 40 W. 57th Street., 26th Floor, New York, New York 10019. SAMC, Mr. Sandell, International Holdings, GS Holdings, Offshore Holdings and Castlerigg International each disclaims beneficial ownership of the securities with respect to which indirect beneficial ownership is described.

(19)	Centerbridge Credit Partners Offshore General Partner, L.L.C., a Delaware limited liability company, is the general partner of Centerbridge Credit Partners Master, L.P., a Cayman Islands limited partnership. Mark T. Gallogly and Jeffery. H. Aronson, managing members of Centerbridge Credit Partners Offshore General Partner, L.L.C., share the power to vote securities beneficially owned by the Centerbridge Credit Partners Master, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of all of the securities held by the Centerbridge Credit Partners Master, L.P.

(20)	Centerbridge Credit Partners General Partner, L.L.C., a Delaware limited liability company, is the general partner of Centerbridge Credit Partners, L.P., a Delaware limited partnership. Mark T. Gallogly and Jeffery H. Aronson, managing members of Centerbridge Credit Partners General Partner, L.L.C., share the power to vote securities beneficially owned by the Centerbridge Credit Partners, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of all of the securities held by Centerbridge Credit Partners, L.P.

(21)	Centerbridge Special Credit Partners General Partner, L.L.C., a Delaware limited liability company, is the general partner of Centerbridge Special Credit Partners, L.P., a Delaware limited partnership. Mark T. Gallogly and Jeffery H. Aronson, managing members of Centerbridge Special Credit Partners General Partner, L.L.C., share the power to vote securities beneficially owned by Centerbridge Special Credit Partners, L.P. Each of Mr. Gallogly and Mr. Aronson disclaims beneficial ownership of all of the securities held by Centerbridge Special Credit Partners, L.P.

(22)	Consists of 333,458 shares of common stock held by Citadel Securities LLC. Citadel Securities LLC is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by Citadel Securities LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Citadel Securities LLC has not participated in the distribution of the shares on behalf of the issuer.

(23)	Concerto Asset Management, LLC is the investment manager for Concerto Credit Opportunity Master Fund I, LP.

(24)	CQS Directional Opportunities Master Fund Limited and Kivu Investment Fund Limited are referred to as the “CQS Funds.” CQS Cayman LP (the “CQS Investment Manager”) is the investment manager of the CQS Funds. CQS (US) LLC and CQS (UK) LLP (the “Delegated Managers”) have been delegated discretionary portfolio management and advisory functions for the CQS Funds. The portfolio manager is Mark Unferth (the “Portfolio Manager”). The Portfolio Manager may, under Rule 13d-3 of the Exchange Act, be deemed to beneficially own the securities held by the CQS Funds. The CQS Investment Manager, the Delegated Managers and the Portfolio Manager disclaim beneficial ownership of such securities except to the extent of their respective pecuniary interests therein.

(25)	Cyrus Capital Partners, L.P. (“CCP”) is the investment manager for Cyrus Opportunities Master Fund II, Ltd. (“COMFII”), Cyrus Select Opportunities Master Fund, Ltd. (“CSOMF”), Cyrus Europe Master Fund, Ltd. (“CEMF”), CRS Fund, Ltd. (“CRS”) and Crescent 1, L.P. (“Crescent” and, together with COMFII, CSOMF, CEMF and CRS, collectively, the “Cyrus Funds”). COMFII’s shares include 260,447 shares underlying warrants to purchase shares of our common stock. CSOMF’s shares include 54,257 shares underlying warrants to purchase shares of our common stock. CEMF’s shares include 5,420 shares underlying warrants to purchase shares of our common stock. CRS’s shares include 113,946 shares underlying warrants to purchase shares of our common stock. Crescent’s shares include 108,514 shares underlying warrants to purchase shares of our common stock. Cyrus Capital Partners GP, L.L.C. (“CCPGP”) is the general partner of CCP. Stephen C. Freidheim (“SCF”) is the managing member of CCPGP and the Chief Investment Officer of CCP. CCP, CCPGP and SCF may be deemed to beneficially own the securities held by the Cyrus Funds. CCP, CCPGP and SCF each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(26)	Pursuant to an investment management agreement, CR Intrinsic Investors, LLC, a Delaware limited liability company (“CR Investors”), maintains investment and voting power with respect to the securities held by CR Intrinsic Investments, LLC. Mr. Steven A. Cohen controls CR Investors. CR Intrinsic Investments, LLC is a wholly owned subsidiary of S.A.C. Capital Associates, LLC. Each of CR Investors and Mr. Cohen disclaim beneficial ownership of any of the securities covered by this questionnaire, and S.A.C. Capital Associates, LLC disclaims beneficial ownership of any securities held by CR Intrinsic Investments, LLC.

(27)	CSS LLC is a registered broker-dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by CSS LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution of the shares on behalf of its issuer.

(28)	Cumberland GP LLC, Cumberland Benchmarked GP LLC and LongView B GP LLC (“The GP LLC Entities”) are the general partners of Cumberland Partners, Cumberland Benchmarked Partners, L.P. and LongView Partners B, L.P., respectively. Each fund is the beneficial owner of our common stock. Cumberland Associates is the investment manager of Cumber International S.A., the beneficial owner of VCS. Gary G. Tynos, Bruce G. Wilcox and Andrew M. Wallach are the managing members of each GP LLC Entity and Cumberland Associates LLC.

(29)	Includes 58,109 shares underlying warrants to purchase shares of our common stock. Includes shares owned by M.H. Davidson & Co. (“Co”), Davidson Kempner Institutional Partners, L.P. (“DKIP”), Davidson Kempner Partners (“DKP”), Davidson Kempner International, Ltd. (“DKIL”), Davidson Kempner Distressed Opportunities Fund LP (“DKDOF”) and Davidson Kempner Distressed Opportunities International Ltd. (“DKDOI and, together with Co, DKIP, DKP, DKIL and DKDOF, the “DK Funds”). Davidson Kempner Capital Management LLC, acting through its affiliates pursuant to various advisory agreements (“DKCM”), is the ultimate investment manager (directly and indirectly) for each of the DK Funds. DKCM has overall responsibility for investment decisions made on behalf of the DK Funds. Thomas L. Kempner, Jr. serves as the Executive Managing Member of each investment manager entity. The other partners of the investment managers are Stephen M. Dowicz, Scott E. Davidson, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman, Conor Bastable and Michael Herzog. Each such person disclaims ownership of any securities of the DK Funds except to the extent of their pecuniary interests therein.

(30)	Para Advisors LLC (“Para Advisors”) is the investment manager for Para Partners, L.P. (“Para Partners”) and the trading advisor for dbX-Risk Arbitrage Fund 4 Fund (the “dbX-Risk Arbitrage Fund” and together with Para Partners, the “Para Funds”). Mr. Ned Sadaka is the manager of Para Advisors and also serves as the managing member of the general partner of Para Partners. Para Advisors and Mr. Sadaka may be deemed to beneficially own the securities held by the Para Funds. Para Advisors and Mr. Sadaka each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(31)	Consists of 1,499,734 shares of common stock held by Deutsche Bank Securities Inc. including 114,106 shares underlying warrants to purchase shares of our common stock. Deutsche Bank Securities Inc. is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by Deutsche Bank Securities Inc. were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Deutsche Bank Securities Inc. has not participated in the distribution of the shares on behalf of the issuer. Deutsche Bank AG, of which Deutsche Bank Securities Inc. is an indirect, wholly-owned subsidiary, is a widely held company.

(32)	Eos Mortar Rock Capital Management, LLC (“EMR Management”) is the investment manager for EMR Master Fund, Ltd. (“EMR Master”). The managing members of EMR Management are Steven M. Friedman, Brian D. Young and Randy Saluck and the non-managing member is Broco Capital Corporation (collectively, the “EMR Managers”). EMR Management and each of the EMR Managers may be deemed to beneficially own the securities held by EMR Master. EMR Management and each of the EMR Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(33)	Evolution Capital Management LLC (“ECMLLC”) is the investment manager for Evolution Master Fund Ltd. SPC, Segregated Portfolio M (“M Fund”). M Fund is the beneficial owner of the registrable securities. ECMLLC disclaims beneficial ownership of such securities except to the extent of its pecuniary interests therein.

(34)	Oak Hill Advisors, L.P. (“OHA”) is the investment manager for Future Fund Board of Guardians, Lerner Enterprises, LLC, Oak Hill Credit Opportunities Financing, Ltd., OHA Strategic Credit Master Fund, L.P., OHA Strategic Credit Master Fund II, L.P. and OHSF II Financing Ltd. (the “Oak Hill Funds”). Oak Hill Advisors GenPar, L.P. (“GenPar”) is the general partner of OHA. GenPar is controlled by Glenn R. August, William H. Bohnsack, Jr., Scott D. Krase, Robert B. Okun, Alan Schrager and Carl Wernicke. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke may be deemed to beneficially own the securities held by the Oak Hill Funds. OHA, GenPar and Messrs. August, Bohnsack, Krase, Okun, Schrager and Wernicke each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(35)	Includes 12,115 shares underlying warrants to purchase shares of our common stock. Galileo Partners, LLC (“Galileo Partners”) is the general partner of Galileo Partners Fund I, L.P (“GPFI”). Mr. Howard Deshong is the manager of Galileo Partners. Mr. Deshong and Galileo Partners may be deemed to beneficially own the securities held by GPFI. Galileo Partners and Mr. Deshong each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(36)	General American Investors Company, Inc. is an internally managed closed-end investment company registered under the Investment Company Act of 1940. General American Investors Company, Inc. is the sole beneficial owner (without qualification or exception) of 60,000 shares of Registrable Securities and has full authority to vote and directly dispose of such securities.

(37)	Kleinheinz Capital Partners, Inc. (“KCP Inc.”) is the investment manager of Global Undervalued Securities Fund, LP, Global Undervalued Securities Fund (QP), LP, and Global Undervalued Securities Fund, Ltd. (the “Global Funds”). The Global Funds are general partners of Global Undervalued Securities Master Fund, L.P. (the “Master Fund”). Kleinheinz Capital Partners, LDC (“KCP LDC”) is the general partner of Global Undervalued Securities Fund, LP and Global Undervalued Securities Fund (QP), LP. KCP Inc. also serves as investment manager to the Master Fund. John B. Kleinheinz is the principal of KCP Inc. and KCP LDC. KCP Inc., KCP LDC, the Global Funds and Mr. Kleinheinz each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(38)	Includes 3,028 shares underlying warrants to purchase shares of our common stock. Grantham, Mayo, Van Otterloo & Co. LLC (“GMO”) is the investment manager for GMO Mean Reversion Fund (Onshore), a series of GMO Master Portfolios (Onshore), L.P. (the “Reversion Fund”). GMO Investment Partners LLC (“GMOIP”) is the general partner of GMO Master Portfolios (Onshore), L.P., and GMO serves as managing member of GMOIP. GMO and GMOIP are not the selling security holder and each of GMO and GMOIP disclaim beneficial ownership of such securities held by the Reversion Fund.

(39)	Includes 61,468 shares underlying warrants to purchase shares of our common stock. Goldman, Sachs & Co. (“Goldman Sachs”), a New York limited partnership, is a member of the New York Stock Exchange and other national exchanges. Goldman Sachs is a direct and indirect wholly-owned subsidiary of The Goldman Sachs Group, Inc. (“GS Group”). GS Group, a Delaware corporation, is a bank and financial holding company that (directly or indirectly through subsidiaries or affiliated companies or both) is a leading global investment banking, securities and investment management firm. Goldman Sachs is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by Goldman Sachs were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Goldman Sachs has not participated in the distribution of the shares on behalf of the issuer. GS Group may be deemed to beneficially own the securities held by Goldman Sachs. GS Group disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein.

(40)	Great Oaks Capital Management, LLC, is the investment manager for Great Oaks Strategic Investment Partners, LP. Andrew K. Boszhardt, Jr. is the general partner and managing partner of Great Oaks Strategic Investment Partners, L.P.

(41)	Mason Capital Management LLC is the investment manager for Mason Capital L.P., Mason Capital Master Fund, L.P. and Guggenheim Portfolio Company X, LLC (collectively, the “Mason Funds”). The managing members of Mason Capital Management LLC are Kenneth Garschina and Michael Martino (collectively the “Mason Capital Managers”). The Mason Funds and each of the Mason Capital Managers may be deemed to beneficially own the securities held by the Mason Funds. The Mason Funds and each of the Mason Capital Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(42)	HFR RVA Advent Global Opportunity Master Trust’s shares include 351 shares underlying warrants to purchase shares of our common stock. The Advent Global Opportunity Master Fund’s shares include 270 shares underlying warrants to purchase shares of our common stock. Advent Capital Management, LLC is the investment manager for The Advent Global Opportunity Master Fund. Advent Capital Management, LLC disclaims beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(43)	Does not include 82,500 shares held by Integrated Core Strategies (US) LLC. Millennium International Management LP, a Delaware limited partnership (“Millennium International Management”), is the investment manager to ICS Opportunities, Ltd., an exempted limited company organized under the laws of the Cayman Islands (“ICS Opportunities”), and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium International Management GP LLC, a Delaware limited liability company (“Millennium International Management GP”), is the general partner of Millennium International Management and may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Millennium Management LLC, a Delaware limited liability company (“Millennium Management”), is the general partner of the 100% shareholder of ICS Opportunities and may be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities. Israel A. Englander, a United States citizen, is the managing member of Millennium International Management GP and of Millennium Management and consequently may also be deemed to have shared voting control and investment discretion over securities owned by ICS Opportunities.

(44)	Directed Services LLC (“DSL”) and Janus Capital Management LLC (“JCM”) act as the investment adviser and sub-adviser, respectively, to the ING Janus Contrarian Portfolio (the “ING Portfolio”) and each have discretionary investment authority over the ING Portfolio, respectively, including the power to dispose, or to direct the disposition of securities. The managing member of JCM is Janus Capital Group Inc. (“JCG”). JCM, JCG and DSL may be deemed to beneficially own the securities held by the ING Portfolio. JCM, JCG, and DSL each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(45)	Jabre Capital Partners S.A. is the investment manager of: JABCAP Global Balanced Master Fund Limited, JABCAP (LUX) Global Balanced and Lexicon Fund.

(46)	Janus US High Yield Fund’s shares include 48,780 shares underlying warrants to purchase shares of our common stock. Janus High-Yield Fund’s shares include 65,326 shares underlying warrants to purchase shares of our common stock. JCM acts as the investment adviser to the Janus Investment Fund and as sub-adviser to Janus Capital Funds P.L.C. and has discretionary investment authority over the Janus High-Yield Fund and Janus US High Yield Fund (collectively, the “Janus High Yield Funds”), respectively, including the power to dispose, or to direct the disposition of securities. The managing member of JCM is JCG. JCM and JCG may be deemed to beneficially own the securities held by the Janus High Yield Funds. JCM and JCG each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(47)	JCM acts as the investment adviser to the Janus Investment Fund and has discretionary investment authority over the Janus Long/Short Fund and Janus Contrarian Fund (collectively, the “Janus Funds”), including the power to dispose, or to direct the disposition of securities. The managing member of JCM is JCG. JCM and JCG may be deemed to beneficially own the securities held by the Janus Funds. JCM and JCG each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(48)	T. Rowe Price Associates, Inc. (“TRPA”) serves as investment adviser with power to direct investments and/or sole power to vote the securities owned by John Hancock Funds II — MidCap Value Fund, John Hancock Trust — Mid Value Trust, Laborer’s District Council & Contractors Pension Fund of Ohio, Science Applications International Corporation Retirement Plans Committee, State of California, T. Rowe Price Mid-Cap Value Fund, Inc. and T. Rowe Price U.S. Equities Trust (the “Accounts”), as well as securities owned by certain other individual and institutional investors. For purposes of reporting requirements of the Securities Exchange Act of 1934, TRPA may be deemed to be the beneficial owner of all of the shares held by the Accounts; however, TRPA expressly disclaims that it is, in fact, the beneficial owner of such securities. TRPA is the wholly owned subsidiary of T. Rowe Price Group, Inc., which is a publicly traded financial services holding company. T. Rowe Price Investment Services, Inc. (“TRPIS”), a registered broker-dealer, is a subsidiary of T. Rowe Price Associates, Inc., the investment adviser to the Accounts. TRPIS was formed primarily for the limited purpose of acting as the principal underwriter of shares of the funds in the T. Rowe Price fund family. TRPIS does not engage in underwriting or market-making activities involving individual securities.

(49)	Duquesne Capital Management, LLC may be deemed to beneficially own such securities by virtue of its position as investment manager of Windmill Master Fund LP and Juggernaut Fund, L.P. Stanley F. Druckenmiller may be deemed to beneficially own such securities by virtue of his position as managing member of Duquesne Capital and as managing member of Duquesne Holdings, LLC (General Partner). Duquesne Capital, Duquesne Holdings, and Mr. Druckenmiller each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(50)	Karsch Capital Management, LP is an SEC registered investment advisor (“KCM”) and acts as the investment manager for Karsch Capital Ltd., Karsch Capital II, Ltd and KCM Plus, Ltd. Karsch Associates, LLC, the general partner of Karsch Capital II, LP, has delegated investment management functions to KCM.

(51)	Kazazian Capital Master Fund, LP has voting power and investment power and may be deemed to beneficially own securities held by the fund.

(52)	Spectrum Group Management LLC (“SGM”) is the investment manager for SIPI Master Ltd. (“SIPI Master”) and Khroma Special Situations Master SPC Ltd. (“Khroma Master” and together with SIPI Master, the “Spectrum Funds”). The Managing Member of SGM is Jeffrey Schaffer. SGM and Jeffrey Schaffer may be deemed to beneficially own the securities held by the Spectrum Funds. SGM and Jeffrey Schaffer each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(53)	Pine River Capital Management L.P. (“PRCM LP”) is the investment manager of LMA SPC for and on behalf of the MAP89 Segregated Portfolio and Pines Edge Value Investors Ltd. (the “Pine River Funds”). Pine River Capital Management LLC (“PRCM LLC”) is the general partner of PRCM LP. The sole managing member of PRCM LLC is Brian Taylor. PRCM LP, PRCM LLC and Brian Taylor may be deemed to beneficially own the securities held by the Pine River Funds. PRCM LP, PRCM LLC and Brian Taylor each disclaim beneficial ownership of such securities, except to the extent of their pecuniary interests therein.

(54)	Loeb Arbitrage Management LP (“LAM”) serves as the investment advisor of LLT Limited. The general partner of LAM is Loeb Management Holding LLC, whose owners are Loeb Holding Corporation and LB Partners, L.P. LAM may be deemed to beneficially own the securities held by the LLT. Loeb Management Holding LLC, Loeb Holding Corporation and LB Partners, L.P. each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(55)	LAM serves as the investment advisor and general partner of Loeb Arbitrage Fund. Loeb Offshore Management LP (“LOM”) serves as the investment manager of Loeb Arbitrage Offshore Partners, Ltd. The general partner of LAM and LOM is Loeb Management Holding LLC, whose owners are Loeb Holding Corporation and LB Partners, L.P. LAM and LOM may be deemed to beneficially own the securities held by LAF and LAOP. Loeb Management Holding LLC, Loeb Holding Corporation and LB Partners, L.P. each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(56)	Riva Ridge Capital Management L.P. (“RRCM”) serves as (i) investment manager to Riva Ridge Master Fund, Ltd. (“Riva Ridge”) and (ii) sub-advisor to Mariner Investment Group, LLC, who is investment manager to Mariner LDC (“LDC” and, together with Riva Ridge, the “RRCM Funds”). LDC’s shares include 61,503 shares underlying warrants to purchase shares of our common stock. Riva Ridge GP LLC, GP (“Riva GP”) is the general partner to RRCM. The managing members of Riva GP are Stephen Golden and James Shim (collectively the “Riva Managers”). RRCM, Riva GP and each of the Riva Managers may be deemed to beneficially own the securities held by the RRCM Funds. RRCM, Riva GP and each of the Riva Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(57)	Tricadia Capital Management, LLC (“TCM”) is the Investment Manager for Mariner-Tricadia Credit Strategies Master Fund, Ltd. (“MTCS”) and Structured Credit Opportunities Fund II, LP (“SCOPESII”). Tricadia Holdings, L.P. (“Tricadia Holdings”) wholly owns TCM. Tricadia Holdings GP, LLC (“Holdings GP”) is the general partner of Tricadia Holdings. Michael Barnes and Arif Inayatullah are the managing members of Holdings GP. Accordingly, TCM, Tricadia Holdings, Holdings GP, Mr. Barnes and Mr. Inayatullah may be deemed to beneficially own the securities held by MTCS and SCOPESII. TCM, Tricadia Holdings, Holdings GP, Mr. Barnes and Mr. Inayatullah each disclaim beneficial ownership of such securities, except to the extent of their respective pecuniary interests therein.

(58)	EBF & Associates, L.P. (“EBF”) is the investment adviser to Merced Partners Limited Partnership (“Merced LP”). Global Capital Management, Inc. (“GCM”) is the general partner of EBF. EBF and GCM are the co-general partners of Merced LP, and GCM is the general partner of EBF. Michael J. Frey is the majority owner of EBF and the majority owner, Chairman and CEO of GCM. EBF, GCM, and Michael J. Frey may be deemed to beneficially own the securities held by the Merced LP. EBF, GCM, and Michael J. Frey each disclaim beneficial ownership of such securities except to the extent of their pecuniary interest therein.

(59)	Includes 17,127 shares underlying warrants to purchase shares of our common stock held by Monarch Capital Master Partners II-A LP, 49,682 shares underlying warrants to purchase shares of our common stock held by Monarch Capital Master Partners LP, 7,154 shares underlying warrants to purchase shares of our common stock held by Monarch Cayman Fund Limited, 62,941 shares underlying warrants to purchase shares of our common stock held by Monarch Debt Recovery Master Fund Ltd, 34,026 shares underlying warrants to purchase shares of our common stock held by Monarch Opportunities Master Fund Ltd and 5,933 shares underlying warrants to purchase shares of our common stock held by Oakford MF Limited. Monarch Alternative Capital LP (“MAC”) serves as advisor to Monarch Master Funding Ltd, Monarch Debt Recovery Master Fund Ltd, Oakford MF Limited, Monarch Cayman Fund Limited, Monarch Opportunities Master

Fund Ltd, Monarch Capital Master Partners LP and Monarch Capital Master Partners II-A LP. MDRA GP LP (“MDRA GP”) is the general partner of MAC and Monarch GP LLC (“Monarch GP,” together with MDRA GP and MAC, “Monarch Management”) is the general partner of MDRA GP. Each of Monarch Management may be deemed to beneficially own the registrable securities by virtue of their positions. Each of Monarch Management disclaims beneficial ownership of such securities except to the extent of its pecuniary interests therein.

(60)	Does not include 4,674 shares held by Morgan Stanley Smith Barney and 3,930 shares held by Morgan Stanley Capital Services, Inc. Shares to be registered consist of 822,824 shares of our common stock held by Morgan Stanley & Co. Incorporated, including 13,898 shares underlying warrants to purchase shares of our common stock. Morgan Stanley & Co. Incorporated is a registered-broker dealer and, accordingly, may be deemed to be an underwriter with respect to the securities it sells pursuant to the prospectus. The shares of common stock held by Morgan Stanley & Co. Incorporated were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. Morgan Stanley & Co. Incorporated has not participated in the distribution of the shares on behalf of the issuer.

(61)	Stephen Kotsen is the Portfolio Manager at NCRAM and has the power to vote or dispose of the shares of common stock held by such selling stockholder. Consequently, Mr. Kotsen may be deemed to be the beneficial owner of such shares, however, Mr. Kotsen disclaims any beneficial ownership. Certain affiliates of NCRAM are members of FINRA.

(62)	Does not include 25,000 shares held by James Cacioppo. One East Partners Capital Management LLC is the general partner of One East Partners Master LP. The managing member of One East Partners Capital Management LLC is James Cacioppo. One East Partners Capital Management LLC and James Cacioppo may be deemed to beneficially own the securities held by the One East Partners Master LP. One East Partners Capital Management LLC and James Cacioppo each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(63)	Overland Advisors, LLC’s shares include 3,459 shares underlying warrants to purchase shares of our common stock. Wells Fargo & Co’s shares include 10,366 shares underlying warrants to purchase shares of our common stock. Overland Advisors serves as an investment manager for Overland Advisors, LLC and Wells Fargo & Co.

(64)	Pandora Select Partners, LP (“PSP”) is the registered holder of the registrable securities. Pandora Select Advisors, LLC (“PSA”) is the General Partner to PSP. AJR Financial, LLC (“AJR”) is the Managing Member of PSA, and Whitebox Advisors, LLC (“WBA”) is the sole member of AJR. AJR, WBA, and PSA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(65)	Stone Lion Capital Partners L.P. (“Stone Lion Capital”) is the investment manager for Stone Lion Portfolio L.P. (“Stone Lion Portfolio”) and Permal Stone Lion Fund Ltd. (collectively with Stone Lion Portfolio, the “Stone Lion Funds”). Stone Lion Capital may be deemed to beneficially own the securities held by the Stone Lion Funds.

(66)	Plainfield Asset Management LLC (“Plainfield Asset Management”) is the investment manager of Plainfield Special Situations Master Fund II Limited (“Plainfield Master Fund II”), a private investment vehicle. Max Holmes, an individual, is the chief investment officer of Plainfield Asset Management. Max Holmes, Plainfield Asset Management and Plainfield Master Fund II are referred to collectively as the “Plainfield Persons.” The Plainfield Persons own an aggregate of 15,131 shares, of which 15,111 shares are also registrable securities and warrants convertible into 31 shares of common stock. Plainfield Master Fund II directly owns 15,111 registrable securities. Max Holmes owns 20 shares, none of which are registrable securities, and warrants convertible into 31 shares of our common stock. Each of the Plainfield Persons disclaims beneficial ownership of all securities described above for which it is not the record owner, and this description shall not be deemed an admission that any of the Plainfield Persons is a beneficial owner of the securities for purposes of Section 16 of the Exchange Act or except to the extent of their pecuniary interest therein.

(67)	Quad Capital LLC’s current holdings consist of 61,480 shares of common stock, held at its clearing firm, Goldman Sachs. Quad Capital LLC is a registered-broker dealer operating under a JBO with Goldman Sachs. It is aware that under certain readings, it may be deemed to be an underwriter. The shares of common stock held by Quad Capital LLC were acquired in the ordinary course of its proprietary trading business, and since it has no customers or beneficial owners for these shares, but rather owns them in its own account solely, cannot utilize them for the purpose of resale or distribution as those activities are understood in this context. Quad Capital LLC has not participated in the distribution of the shares on behalf of the issuer. Quad is a privately held company that reports monthly via the FOCUS system to the USSEC.

(68)	QVT Financial LP is the investment manager for Quintessence Fund L.P. and QVT Fund LP and shares voting and investment control over the securities held by Quintessence Fund L.P. and QVT Fund LP. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. QVT Associates GP LLC is the general partner of Quintessence Fund L.P. and QVT Fund LP and may be deemed to beneficially own the securities held by Quintessence Fund L.P. and QVT Fund LP. The managing members of QVT Associates GP LLC are Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu. Each of QVT Financial LP, QVT Financial GP LLC, Daniel Gold, Nicholas Brumm, Arthur Chu and Tracy Fu disclaims beneficial ownership of the securities held by Quintessence Fund L.P. and QVT Fund LP. QVT Associates GP LLC disclaims beneficial ownership of the securities held by Quintessence Fund L.P. and QVT Fund LP, except to the extent of its pecuniary interest therein.

(69)	Saxon Strategic Funds, LLC has voting power and investment power and may be deemed to beneficially own securities held by the fund.

(70)	Seneca Capital Investments, L.P. (“Seneca LP”) is the investment manager for Seneca Capital, L.P. (“Seneca”). Seneca’s shares include 5,487 shares underlying warrants to purchase shares of our common stock. Seneca Capital Investments, L.L.C. (“Seneca LLC”) is the general partner of Seneca LP. Seneca Capital Advisors, L.L.C. (“Seneca Advisors”) is the general partner of Seneca. Douglas Hirsch is the managing member of each of Seneca LLC and Seneca Advisors. Each of Seneca LP, Seneca LLC, Seneca Advisors and Mr. Hirsch disclaims beneficial ownership of such securities except to the extent of its or his pecuniary interest therein.

(71)	Silver Point Capital, L.P. (“Silver Point”) is the investment manager of Silver Point Capital Fund, LP and Silver Point Capital Offshore Master Fund, LP. Messrs. Edward A. Mule and Robert J. O’Shea each indirectly control Silver Point and by virtue of such status may be deemed to be natural control persons with respect to the securities covered by this questionnaire. Messrs. Mule and O’Shea disclaim beneficial ownership of such securities, except to the extent of any pecuniary interest, and this report shall not be deemed to be an admission that they are the beneficial owners of such securities.

(72)	Sola Ltd.’s shares include 228,213 shares underlying warrants to purchase shares of our common stock. Solus Alternative Asset Management LP (“Solus”) is the investment advisor for Sola Ltd (“Sola Master”) and Solus Core Opportunities Master Fund Ltd (“Core Master” and, together with Sola Master, the “Solus Funds”). Sola Master’s shares include 228,213 shares underlying warrants to purchase shares of our common stock. Solus GP LLC (“Solus GP”) is the general partner of Solus. The Managing Member of Solus GP is Christopher Pucillo (the “Managing Member”). Solus, Solus GP and the Managing Member may be deemed to beneficially own the securities held by the Solus Funds. Solus, Solus GP and the Managing Member each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(73)	Stark Criterion Management LLC (“Stark Criterion”) is the investment manager of Stark Criterion Master Fund Ltd. (“Criterion Master”). The managing members of Stark Criterion are Michael Roth and Brian Stark (collectively, the “Stark Managers”). Stark Criterion and the Stark Managers may be deemed to beneficially own the securities held by Criterion Master. Stark Criterion and the Stark Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(74)	Stark Offshore Management LLC (“Stark Offshore”) is the investment manager of Stark Master Fund Ltd. (“Stark Master”). The managing members of Stark Offshore are the Stark Managers. Stark Offshore and the Stark Managers may be deemed to beneficially own the securities held by Stark Master. Stark Offshore and the Stark Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(75)	Includes 9,440 shares underlying warrants to purchase shares of our common stock. Stonehill Capital Management LLC, a Delaware limited liability company (“SCM”), is the investment adviser of Stonehill Institutional Partners, L.P. (“Stonehill Institutional”). Stonehill General Partner, LLC, a Delaware limited liability company (“Stonehill GP”), is the general partner of Stonehill Institutional. By virtue of such relationships, SCM and Stonehill GP may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Institutional. SCM and Stonehill GP disclaim beneficial ownership of such shares of common stock. Mr. John Motulsky, Mr. Christopher Wilson, Mr. Wayne Teetsel, Mr. Thomas Varkey, Mr. Jonathan Sacks, and Mr. Peter Sisitsky (collectively, the “Stonehill Members”) are the managing members of SCM and Stonehill GP, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Institutional. The Stonehill Members disclaim beneficial ownership of such securities.

(76)	Includes 19,352 shares underlying warrants to purchase shares of our common stock. SCM is the investment adviser and a director of Stonehill Master Fund Ltd. (“Stonehill Master”). By virtue of such relationships, SCM may be deemed to have voting and dispositive power over the shares of common stock owned by Stonehill Master. SCM disclaims beneficial ownership of such shares of common stock. The Stonehill Members are the managing members of SCM, and may be deemed to have shared voting and dispositive power over the shares of common stock owned by Stonehill Master. The Stonehill Members disclaim beneficial ownership of such securities.

(77)	Taconic Capital Advisors L.P. and Taconic Capital Advisors UK LLP are the investment managers for Taconic Opportunity Fund L.P. and Taconic Opportunity Master Fund L.P. (together, the “Taconic Opportunity Funds”). Taconic Associates LLC is the general partner of each of the Taconic Opportunity Funds. Taconic Capital Performance Partners LLC is the general partner of Taconic Capital Advisors L.P. The managing members of Taconic Capital Performance Partners LLC are Kenneth D. Brody and Frank P. Brosens (collectively, the “Taconic Managers”). Taconic Capital Advisors, L.P., Taconic Associates LLC, Taconic Capital Performance Partners LLC and each of the Taconic Managers may be deemed to beneficially own the securities held by the Taconic Opportunity Funds. Taconic Capital Advisors L.P., Taconic Associates LLC, Taconic Capital Performance Partners LLC and each of the Taconic Managers each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(78)	Consists of 1,225,548 shares of common stock held by UBS Securities, LLC including 278,305 shares underlying warrants to purchase shares of our common stock. UBS Securities LLC is a registered-broker dealer and, accordingly, may be deemed to be an underwriter. The shares of common stock held by UBS Securities, LLC were acquired in the ordinary course of its investment business and not for the purpose of resale or distribution. UBS Securities, LLC has not participated in the distribution of the shares on behalf of the issuer.

(79)	Includes 6,093 shares underlying warrants to purchase shares of our common stock. Venor Capital Management LP is the investment manager for Venor Capital Master Fund Ltd. Venor Capital Management GP LLC is the general partner of Venor Capital Management LP. The managing members of Venor Capital Management GP LLC are Jeffrey Bersh and Michael Wartell. Venor Capital Management LP, Venor Capital Management GP LLC, Jeffrey Bersh, and Michael Wartell may be deemed to beneficially own the securities held by Venor Capital Master Fund Ltd. Venor Capital Management LP, Venor Capital Management GP LLC, Jeffrey Bersh and Michael Wartell each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(80)	Verition Fund Management LLC is the investment manager for Verition Multi-Strategy Master Fund Ltd. The managing member of Verition Fund Management LLC is Nicholas Maounis. Verition Fund Management LLC and Nicholas Maounis may be deemed to beneficially own the securities held by Verition Multi-Strategy Master Fund Ltd. Verition Fund Management LLC and Nicholas Maounis each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(81)	Includes 605 shares underlying warrants to purchase shares of our common stock. Includes 20,003 shares registered by Morgan Stanley & Co. Incorporated on behalf of VSO Master Fund Ltd. (“VSO Master Fund”). VSO Capital Management, LLC (“VSO Management”) is the investment manager for VSO Master Fund, VSO Fund, Ltd. (“VSO Fund”) and VSO Partners, LP (“VSO Partners” and, collectively, the “VSO Funds”). VSO Capital GP, LLC (“VSO Capital”) is the general partner of VSO Partners. The managing member of VSO Management and VSO Capital is Alex Lagetko (the “VSO Manager”). VSO Management, VSO Capital and the VSO Manager may be

deemed to beneficially own the securities held by the VSO Funds. VSO Management, VSO Capital and the VSO Manager each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(82)	Whitebox Advisors, LLC (“WA”) is the investment advisor to, and the managing member of, Whitebox Credit Arbitrage Advisors, LLC (“WCAA”). WCAA is the general partner of Whitebox Credit Arbitrage Partners, LP (“WCAP”). WA and WCAA may be deemed to beneficially own the securities held by WCAP. WA and WCAA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(83)	WA is the investment advisor to, and the managing member of, Whitebox Multi-Strategy Advisors, LLC (“WMSA”). WMSA is the general partner of Whitebox Multi-Strategy Partners, LP (“WMSP”). WA and WMSA may be deemed to beneficially own the securities held by WMSP. WA and WMSA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(84)	Whitebox Special Opportunities Fund LP, Series B (“PSP”) is the registered holder of the registrable securities. Whitebox Special Opportunities Advisors, LLC (“PSA”) is the general partner to PSP. AJR Financial, LLC (“AJR”) is the managing member of PSA, and WA is the sole member of AJR. AJR, WA and PSA each disclaim beneficial ownership of such securities except to the extent of their pecuniary interests therein.

(85)	YAM Investments LLC is a single member LLC whose sole member is Pamela Yee.

RELATED PARTY TRANSACTIONS AND MATERIAL RELATIONSHIPS
WITH SELLING STOCKHOLDERS

Dura Automotive.  During 2009, Visteon and our subsidiaries purchased various automotive sub-components totaling approximately $425,000 from Dura Automotive LLC and its subsidiaries in the ordinary course of their businesses. We expect that we will continue to make similar purchases during 2010 and beyond. Mr. Leuliette, a director of Visteon, was the Chairman, President and Chief Executive Officer of Dura Automotive LLC, as well as Managing Director of Patriarch Partners LLC, the majority shareholder of Dura Automotive LLC until October 14, 2010.

Registration Rights Agreement.  We entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the selling stockholders party thereto. Pursuant to the Registration Rights Agreement, among other things, we are required to use its reasonable best efforts to file within fourteen business days after the effective date of the Plan of Reorganization a registration statement on any permitted form that qualifies, and is available for, the resale of “registrable securities”, as defined in the Registration Rights Agreement, with the SEC in accordance with and pursuant to Rule 415 promulgated under the Securities Act. Registrable securities are shares of our common stock, par value $0.01, issued or issuable on or after the Effective Date to any of the original parties to the Registration Rights Agreement, including, without limitation, upon the conversion of our outstanding warrants, and any securities paid, issued or distributed in respect of any such common stock, but excluding shares of common stock acquired in the open market after such date.

At any time and from time to time after such a registration statement has been declared effective by the SEC, any one or more holders of registrable securities may request to sell all or any portion of their registrable securities in an underwritten offering, provided that such holder or holders will be entitled to make such demand only if the total offering price of the registrable securities to be sold in such offering is reasonably expected to exceed, in the aggregate, $75 million. We are not obligated to effect more than three such underwritten offerings during any period of twelve consecutive months during the first two-year period after the effective date of the Plan of Reorganization, and two such underwritten offerings during any period of twelve consecutive months following the first two-year period after such effective date. In either case, we are not obligated to effect such an underwritten offering within 120 days after the pricing of a previous underwritten offering.

We are required, no later than the effective date of the registration statement of which this prospectus is a part, to use our reasonable best efforts to be listed on a national securities exchange, if so requested by the holders of a majority interest in the outstanding registrable securities.

When we propose to offer shares in an underwritten offering whether for our own account or the account of others, holders of registrable securities will be entitled to request that their registrable securities be included in such offering, subject to specific exceptions.

Upon Visteon becoming a well-known seasoned issuer, we are required to promptly register the sale of all of the registrable securities under an automatic shelf registration statement, and to cause such registration statement to remain effective thereafter until there are no longer registrable securities.

The registration rights granted in the Registration Rights Agreement are subject to customary indemnification and contribution provisions, as well as customary restrictions such as minimums, blackout periods and, if a registration is for an underwritten offering, limitations on the number of shares to be included in the underwritten offering may be imposed by the managing underwriter.

The foregoing description of the Registration Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Registration Rights Agreement.

Equity Commitment Agreement.  Pursuant to an Equity Commitment Agreement, dated as of May 6, 2010, among Visteon and the selling stockholders party thereto (together, the “Investors”) (as amended by that certain First Amendment to the Equity Commitment Agreement, dated as of June 13, 2010, among Visteon and the Investors, and the Second Amendment to the Equity Commitment Agreement, dated as of June 20, 2010, among Visteon and the Investors, the Third Amendment to the Equity Commitment Agreement, dated as of August 9, 2010, among Visteon, the Investors, and the other selling stockholders party thereto (the “Additional Purchasers”), and the Fourth Amendment to the Equity Commitment Agreement, dated as of October 1, 2010, among Visteon, the Investors, and the Additional Purchasers, the “ECA”), (i) we conducted a rights offering (the “Rights Offering”) whereby certain holders of our then existing unsecured notes elected to purchase on the Effective Date 34,310,200 shares of our new common stock for $27.69 per share (the “Share Price”) and (ii) the Investors and the Additional Purchasers purchased on the Effective Date, respectively, 10,690,344 shares of our common stock (the “Direct Subscription Shares”) and 144,456 shares of our new common stock at the Share Price. In addition, in accordance with the ECA, we paid: (i) a $43,750,000 fee to the Investors as compensation for their agreement to purchase the Direct Subscription Shares and any shares of our new common stock included, but not subscribed for, in the Rights Offering, 25% of which was paid upon entry of the order approving the ECA and the remaining portion of which was paid on the Effective Date; (ii) a $16,625,000 fee on the Effective Date to certain of the Investors as compensation for arranging the transactions contemplated by the ECA; and (iii) certain out of pocket costs and expenses reasonably incurred by the Investors and the Additional Purchasers in connection with the ECA. The shares of our new common stock discussed above were offered and sold pursuant to exemptions from the registration requirements of Section 5 of the Securities Act, as set forth in section 4(2) of the Securities Act and Regulation D promulgated thereunder.

Credit Facilities.  On October 1, 2010, the Company entered into a new term loan credit agreement, by and among the Company as borrower, certain of the Company’s subsidiaries as guarantors, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as lead arranger, sole bookrunner, collateral agent and administrative agent, which provides for a $500 million secured term loan facility. Additionally, on October 1, 2010, the Company entered into a new revolving loan credit agreement, by and among the Company and certain of the Company’s subsidiaries, as borrowers, the lenders party thereto and Morgan Stanley Senior Funding, Inc., as administrative agent, co-collateral agent, syndication agent, joint lead arranger and joint bookrunner, Bank of America, N.A., as joint lead arranger, co-collateral agent and co-documentation agent, and Barclays Capital, as joint bookrunner and co-documentation agent, which provides for a $200 million asset-based revolving credit facility. Certain of the selling stockholders are parties to (or are affiliates of parties to) the term loan facility and/or the asset-based revolving credit facility.

DESCRIPTION OF CAPITAL STOCK

The following summary of the terms of our capital stock is not meant to be complete and is qualified in its entirety by reference to our second amended and restated certificate of incorporation, our second amended and restated bylaws and the provisions of applicable law. Copies of our second amended and restated certificate of incorporation and our second amended and restated bylaws are filed as exhibits to the Registration Statement on Form 8-A filed with the SEC on September 30, 2010 and are incorporated herein by reference.

Authorized Capital Stock upon Emergence

Visteon has the authority to issue a total of 300,000,000 shares of capital stock, consisting of:

•	250,000,000 shares of common stock, par value $0.01 per share; and

•	50,000,000 shares of preferred stock, par value $0.01 per share.

Common Stock

The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock which we may designate and issue in the future.

Dividend Rights.  Subject to limitations under Delaware law, preferences that may apply to any outstanding shares of preferred stock, and contractual restrictions, holders of our common stock are entitled to receive ratably dividends or other distributions when and if declared by the board of directors. In addition to such restrictions, whether any future dividends are paid will depend on decisions that will be made by the board of directors and will depend on then existing conditions, including our financial condition, contractual restrictions, corporate law restrictions, capital requirements and business prospects. The ability of the board of directors to declare dividends also will be subject to the rights of any holders of outstanding shares of our preferred stock and the availability of sufficient funds under the Delaware General Corporation Law (“DGCL”) to pay dividends.

Liquidation Rights.  In the event of any liquidation, dissolution or winding up of Visteon, the holders of our common stock will be entitled to share in the net assets of Visteon available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding class of our preferred stock.

Preemptive Rights.  Pursuant to our second amended and restated certificate of incorporation, the holders of our common stock have no preemptive rights.

Conversion Rights.  Shares of our common stock are not convertible.

Voting Rights.  Subject to the rights of the holders of any series of our preferred stock, each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders. The holders of our common stock will not have cumulative voting rights.

Warrants to Purchase Common Stock

Pursuant to the Plan of Reorganization, we issued warrants to purchase 2,355,000 shares of our common stock to holders of our 12.25% senior notes issued (the “Ten Year Warrants”). The Ten Year Warrants have an exercise price of $9.66 per share of common stock. Each of the Ten Year Warrants expires ten years after the date of issuance. The warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. The Ten Year Warrants are not redeemable.

Pursuant to the Plan of Reorganization, we issued 1,552,774 warrants to purchase shares of our common stock to holders of shares of our previously outstanding common stock, which were cancelled pursuant to the Plan of Reorganization (the “Five Year Warrants”). The Five Year Warrants have an exercise price of $58.80 per share. Each of the Five Year Warrants expires five years after the date of issuance. The Five Year Warrants provide for a cashless exercise by the warrant holder. The warrant exercise price and the number of shares issuable upon exercise of the warrants are subject to adjustment upon certain events including: stock subdivisions, combinations, splits, stock dividends, capital reorganizations, or capital reclassifications of common stock and in connection with certain distributions of cash, assets or securities. The Five Year Warrants are not redeemable.

Preferred Stock

Under the terms of our second amended and restated certificate of incorporation, the board of directors is authorized to issue from time to time up to an aggregate of 50,000,000 shares of preferred stock and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions of the shares of each series, including the dividend rights, dividend rates, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. If the board of directors decides to issue shares of preferred stock to persons supportive of current management, this could render it more difficult or discourage an attempt to obtain control of Visteon by means of a merger, tender offer, proxy contest or otherwise. Authorized but unissued shares of preferred stock also could be used to dilute the stock ownership of persons seeking to obtain control of Visteon. To the extent required by 11 U.S.C. § 1123(a)(6), Visteon is prohibited from issuing shares of nonvoting equity securities (within the meaning of such statute).

Certain Anti-Takeover Effects of our Certificate of Incorporation, our Bylaws and Delaware Law

Provisions of Delaware Law.  Visteon is a Delaware corporation subject to Section 203 of the DGCL. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation shall not engage in certain “business combinations” with any “interested stockholder” for a three-year period after the date of the transaction in which the person became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by the board of directors of the corporation and authorized by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of the voting stock of the corporation.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring Visteon to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Board of Directors.  Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that the number of directors shall be fixed by the board of directors from time to time. The board of directors shall initially consist of the nine members identified in the Plan of Reorganization and shall always consist of not less than 3 nor more than 15 members. Under our second amended and restated bylaws, at all meetings of stockholders for the election of directors at which a quorum is present, a plurality of the votes cast shall be sufficient to elect a director. Under our second amended and restated certificate of incorporation and our second amended and restated bylaws, a vote of a majority of all then outstanding capital stock entitled to vote at an election of directors is required to remove a director with or without cause and fill the resulting vacancy, except that any director elected separately by the holders of any class or series of stock shall be subject to removal with or without cause at any time by such stockholders, who will fill the resulting vacancy. Vacancies resulting from newly created directorships by reason of an increase in the size of the board of directors shall be filled by a majority vote of the board of directors, provided a quorum is present. Further, vacancies resulting from reasons other than removal or an increase in the size of the board of directors shall be filled by a majority vote of the board of directors, even if less than a quorum. These provisions may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by this removal with its own nominees.

Advance Notice Procedures.  Our second amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before a meeting of stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at a meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our corporate secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although our second amended and restated bylaws will not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our second amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.

Action by Written Consent; Special Meetings of Stockholders.  Our second amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting. Our second amended and restated certificate of incorporation and our second amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders can only be called by our chairman of the board, our chief executive officer, pursuant to a resolution adopted by a majority of our board of directors or by our secretary following receipt of one or more demands to call a special meeting of the stockholders, in accordance with the provisions of our second amended and restated bylaws, from stockholders who hold, in the aggregate, at least twenty percent of the voting power of all shares entitled generally to on the election of directors (without reference to any terms of any preferred stock).

Authorized but Unissued Shares.  Our authorized but unissued shares of common stock and preferred stock will be available for future issuance without stockholder approval, subject to the rules and regulations of any applicable stock exchange or similar rules. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Limitations on Directors’ and Officers’ Liability.  Our second amended and restated certificate of incorporation contains a provision eliminating the personal liability of our directors to Visteon or any of its stockholders for monetary damages for breach of fiduciary duty to the fullest extent permitted by applicable law. Our second amended and restated certificate of incorporation and our second amended and restated bylaws also contain provisions generally providing for indemnification and prepayment of expenses to our directors and officers to the fullest extent permitted by applicable law.

Amendment of Certificate of Incorporation and Bylaws.  Our second amended and restated certificate of incorporation expressly authorizes the board of directors to adopt, amend, alter or repeal most provisions of our second amended and restated bylaws by a majority vote. The stockholders may also adopt, amend, alter or repeal our second amended and restated bylaws. Stockholder approval is also required to amend, alter, change or repeal any provision of our second amended and restated certificate of incorporation or our second amended and restated bylaws inconsistent with any provision in our second amended and restated certificate of incorporation or our second amended and restated bylaws that requires a particular vote of stockholders in order to take the action specified in such provision.

Tax Benefit Preservation.  Our second amended and restated certificate of incorporation provides, subject to certain exceptions therein, that any attempted transfer of Visteon’s securities prior to the earliest of:

•	December 31, 2019,

•	the repeal, amendment or modification of Section 382 of the Internal Revenue Code of 1986, as amended (“Section 382”) in such a way as to render the restrictions imposed by Section 382 no longer applicable to Visteon,

•	the beginning of a taxable year of Visteon in which no net operating loss carryovers, capital loss carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers or any loss or deduction attributable to a net realized “built-in loss” within the meaning of Section 382 of Visteon or any of its direct or indirect subsidiaries (“Tax Benefits”) are available, and

•	the date on which the limitation amount imposed by Section 382 in the event of an ownership change of Visteon would not be materially less than the net operating loss carry forward or net unrealized built-in loss of Visteon (the earliest of such dates being the “Restriction Release Date”), or any attempted transfer of Visteon’s securities pursuant to an agreement entered into prior to the Restriction Release Date, shall be prohibited and void ab initio insofar as it purports to transfer ownership or rights in respect of such stock to the purported transferee:

•	if the transferor is a person or group of persons that is identified as a “5-percent shareholder” of Visteon pursuant to Treasury Regulation § 1.382-2T(g) other than a “direct public group” as defined in such regulation (a “Five-Percent Stockholder”), or

•	to the extent that, as a result of such transfer, either any person or group of persons shall become a Five-Percent Stockholder or the percentage stock ownership interest in Visteon of any Five-Percent Stockholder shall be increased.

These restrictions could prohibit or delay the accomplishment of an ownership change with respect to Visteon by (i) discouraging any person or group from being a Five-Percent Stockholder and (ii) discouraging any existing Five-Percent Stockholder from acquiring more than a minimal number of additional shares of Visteon’s stock.

Business Opportunities.  In recognition that our investors and their officers, directors, agents, stockholders, members, partners, affiliates and subsidiaries may serve as our directors and/or officers and that our investors may engage in similar activities or lines of business that we do, our second amended and restated certificate of incorporation provides for the allocation of certain business opportunities between us and our investors. Specifically, none of our investors or any officer, director, agent, stockholder, member, partner or affiliate of an investor has any duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business that we do. In the event that any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for itself and us, we will not have any expectancy in such business opportunity, and the investor will not have any duty to communicate or offer such business opportunity to us and may pursue or acquire such business opportunity for itself or direct such opportunity to another person. In addition, if a director or officer of us who is also an officer, director, agent, stockholder, member, partner or affiliate of any investor acquires knowledge of a potential transaction or matter which may be a business opportunity for us and an investor, we will not have any expectancy in such business opportunity unless such business opportunity is expressly offered to such person solely in his or her capacity as a director or officer of us.

No such person shall be liable to Visteon or any of its subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to Visteon or its subsidiaries.

These provisions of our certificate of incorporation are permitted by Section 122 of the DGCL, and, accordingly, we and all of our stockholders will be subject to them.

Transactions with Interested Directors or Officers.  In recognition that we may engage in material business transactions with one or more of our directors or officers, an entity in which one or more of our directors or officers are its directors or officers or have a financial interest, our second amended and restated bylaws provide that such a contract or transaction will not be void or voidable solely because a director or officer is interested, or solely because the director or officer is present at or participates in the meeting which authorizes the contract or transaction, or solely because such person’s votes are counted for such purpose if:

•	the material facts as to such person’s or persons’ relations or interest as to the contract or transaction are disclosed or are known to the board of directors or the committee, and the board of directors or committee in good faith authorizes the contract or transaction by the affirmative vote of a majority of disinterested directors, even though the number of disinterested directors may be less than a quorum; or

•	the material facts as to such person’s or person’s relationship or interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

•	the contract or transaction is fair as to us as of the time it is authorized, approved or ratified by the board of directors, a committee thereof or the stockholders.

Transfer Agent and Registrar

Mellon Investor Services LLC is the transfer agent and registrar for our common stock.

Listing of Our Common Stock

Currently, our common stock is quoted on the OTC Bulletin Board under the trading symbol “VSTO.OB”.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our common stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of our common stock. No prediction can be made as to the effect, if any, future sales of shares, or the availability of shares for future sales, will have on the market price of our common stock prevailing from time to time.

Sale of Restricted Shares

As of December 17, 2010, we had 50,350,261 shares of common stock outstanding, 45,145,000 shares of which constitute “restricted securities” as defined by rule 144 (“Rule 144”) under the Securities Act and, as a result, cannot be sold or transferred except in a transaction registered under the Securities Act or pursuant to an exemption from such registration requirements. Except as set forth below, all shares of our common stock sold pursuant to this offering will be freely tradable without restriction or further registration under the Securities Act unless held by one of our “affiliates,” as that term is defined in Rule 144. Unless otherwise registered under the Securities Act, sales of shares of our common stock by affiliates will be subject to the volume limitations and other restrictions set forth in Rule 144.

Common Stock and Warrants Issued in Reliance on Section 1145 of the Bankruptcy Code

We relied on section 1145(a)(1) and (2) of the Bankruptcy Code to exempt from the registration requirements of the Securities Act the offer and sale of a portion of our common stock, as well as the Ten Year Warrants and Five Year Warrants. Section 1145(a)(1) of the Bankruptcy Code exempts the offer and sale of securities under the Plan of Reorganization from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. Section 1145(a)(2) of the Bankruptcy Code exempts the offer of securities through and the sale of any securities upon the exercise of any warrant, option, right to subscribe or conversion privilege issued under 1145(a)(1) of the Bankruptcy Code, such as the shares of our common stock issuable upon exercise of the Ten Year Warrants and Five Year Warrants, from registration under Section 5 of the Securities Act and state laws if certain requirements are satisfied. 3,497,520 shares of our common stock issued pursuant to the Plan of Reorganization, the Ten Year Warrants, the Five Year Warrants and the 3,907,774 shares of our common stock issuable upon exercise of such warrants may be resold without registration unless the seller is an “underwriter” with respect to those securities. Section 1145(b)(1) of the Bankruptcy Code defines an “underwriter” as any person who:

•	purchases a claim against, an interest in, or a claim for an administrative expense against the debtor, if that purchase is with a view to distributing any security received in exchange for such a claim or interest;

•	offers to sell securities offered under the Plan of Reorganization for the holders of those securities;

•	offers to buy those securities from the holders of the securities, if the offer to buy is (i) with a view to distributing those securities; and (ii) (a) under an agreement made in connection with the Plan of Reorganization, the completion of the Plan of Reorganization, or with the offer or sale of securities under the Plan of Reorganization; or (b) is an “affiliate” of the issuer.

To the extent a person is deemed to be an “underwriter,” resales by such person would not be exempted by section 1145 of the Bankruptcy Code from registration under the Securities Act or other applicable law. Those persons would, however, be permitted to sell our common stock or other securities without registration if they are able to comply with the provisions of Rule 144, as described further below.

Rule 144

As of December 17, 2010, 45,145,000 shares of our outstanding common stock constituted “restricted securities” under Rule 144. Commencing on April 1, 2011, assuming we remain current in our reporting obligations under the Exchange Act, and commencing on October 1, 2011, if we do not, these shares may also be sold under Rule 144 subject in the case of holders that are affiliates to restrictions on volume and manner of sale.

Common Stock Issued in the Rights Offering

Certain holders of claims against Visteon and/or its subsidiaries (the “Eligible Holders”) agreed to purchase shares of our common stock in a rights offering pursuant to the Plan of Reorganization and certain commitment agreements. The offer and sale of common stock issued to the Eligible Holders pursuant to the rights offering was exempt from the registration requirements of Section 5 of the Securities Act pursuant to Section 4(2) thereof, and are deemed “restricted securities” within the meaning of Rule 144 and may not be sold unless registered under the Securities Act or in compliance with an applicable exemption therefrom. As a result, the common stock issued to the Eligible Holders, is not freely tradable.

Pursuant to the Registration Rights Agreement, we are required to cause a shelf registration statement covering the resale of the common stock issued to certain investors in the rights offering to be filed with the SEC no later than fourteen business days after the Effective Date. Shares sold pursuant to such registration statement will be freely tradable, subject to the volume limitations and other restrictions set forth in Rule 144 applicable to common stock held by our affiliates. Pursuant to such requirement, we have filed the registration statement of which this prospectus is a part with the SEC.

Stock Options and Other Stock Awards

The Plan of Reorganization contemplates the adoption of a new management incentive plan under which shares of our common stock, or options or other awards to purchase shares of common stock, can be issued to the our directors, management and other employees. Under the Visteon Corporation 2010 Incentive Plan, shares of common stock have been reserved for issuance, and we have awarded 1,666,667 restricted shares of common stock and restricted stock units to certain of our employees and non-employee directors. We have filed a registration statement on Form S-8 covering all of the shares of common stock reserved for issuance under the Visteon Corporation 2010 Incentive Plan, and such shares will be freely tradable in the public market as soon as issued subject to certain limitations applicable to affiliates and any restrictions applicable to the vesting of awards.

LEGAL PROCEEDINGS

On August 31, 2010, the Bankruptcy Court confirmed the Plan of Reorganization. Mark Taub and Andrew Shirley, holders of pre-confirmation shares of common stock of Visteon, had objected to confirmation of the Plan of Reorganization alleging, among other grounds, that the Plan of Reorganization violated section 1123(a)(4) of the Bankruptcy Code because the members of an ad hoc equity committee had entered into the equity contribution agreement with us and other investors, which entitled them to purchase a limited number of shares of reorganized Visteon and receive reimbursement for certain expenses. The Bankruptcy Court overruled their objection in entering the order confirming the Plan of Reorganization (the “Confirmation Order”). On September 8, 2010, Messrs. Taub and Shirley sought a stay pending appeal of the Confirmation Order. The Bankruptcy Court denied their request for a stay on September 9, 2010. On September 10, 2010, Messrs. Taub and Shirley (the “Appellants”) filed a notice of appeal of the Confirmation Order with the United States District Court for the District of Delaware (the “District Court”), seeking to overturn the Confirmation Order and/or other equitable relief. The Appellants also moved for a stay pending appeal from the District Court. By oral order given on September 14, 2010, the District Court affirmed the Bankruptcy Court’s decision denying a stay pending appeal. The Plan of Reorganization went effective on October 1, 2010.

Visteon and the Appellants completed briefing on the appeal on October 11, 2010 and the District Court scheduled oral argument on the appeal for November 10, 2010, which was later adjourned to December 13, 2010. While Visteon believes that the appeal lacks merit and the relief requested by the Appellants is barred by the doctrine of equitable mootness, litigation is inherently risky and results are never certain. Thus, on November 22, 2010, Visteon filed a motion with the Bankruptcy Court seeking approval of a settlement with the Appellants pursuant to which the Appellants have agreed, among other things, to withdraw their appeal with prejudice in exchange of payment of $2.25 million from Visteon. The motion is scheduled to be heard by the Bankruptcy Court on December 14, 2010.

The settlement agreement is conditioned upon approval of the Bankruptcy Court, unless the parties mutually agree to be bound by the terms of the settlement agreement absent Bankruptcy Court approval. If the Bankruptcy Court does not approve the settlement or the appeal is not otherwise withdrawn, we intend to vigorously defend the Bankruptcy Court’s entry of the Confirmation Order. While we are unable to estimate what impact an adverse ruling would have on its results of operations, financial condition or the value of its securities, the Appellants have requested remedies that include overturning the Confirmation Order, the payment of cash damages of in excess of $50 million, the lowering of the exercise price on certain warrants issued to our old stockholders from $58.80 to $16.49, the sale of approximately 1.8 million shares of new common stock to our old stockholders at $27.69, or other equitable remedies the District Court may determine. In the event the District Court fashions a remedy for the Appellants, such remedy could negatively impact the value of new common stock. On December 22, 2010, the Appellants and Visteon filed a stipulation dismissing the appeal with prejudice.

PLAN OF DISTRIBUTION

We are registering 46,972,866 shares of our common stock for possible sale by the selling stockholders. Unless the context otherwise requires, as used in this prospectus, “selling stockholders” includes the selling stockholders named in the table above and donees, pledgees, transferees or other successors-in-interest selling shares received from the selling stockholders as a gift, pledge, partnership distribution or other transfer after the date of this prospectus.

The selling stockholders may offer and sell all or a portion of the shares covered by this prospectus from time to time, in one or more or any combination of the following transactions:

•	in the over-the-counter market or on any national securities exchange on which our shares are listed or traded, if any;

•	in privately negotiated transactions;

•	in underwritten transactions;

•	in a block trade in which a broker-dealer will attempt to sell the offered shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	in ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	through the writing of options (including put or call options), whether the options are listed on an options exchange or otherwise;

•	through loans or pledges of the securities to a broker-dealer or an affiliate thereof;

•	by entering into transactions with third parties who may (or may cause others to) issue securities convertible or exchangeable into, or the return of which is derived in whole or in part from the value of, our common stock;

•	a combination of any such methods; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may sell the shares at prices then prevailing or related to the then current market price or at negotiated prices. The offering price of the shares from time to time will be determined by the selling stockholders and, at the time of the determination, may be higher or lower than the market price of our common stock on the OTC Bulletin Board or any other exchange or market.

The shares may be sold directly or through broker-dealers acting as principal or agent, or pursuant to a distribution by one or more underwriters on a firm commitment or best-efforts basis. The selling stockholders may also enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers of other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or from purchasers of the offered shares for whom they may act as agents. In addition, underwriters may sell the shares to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

The selling stockholders and any underwriters, dealers or agents participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the shares by the selling stockholders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

The selling stockholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the selling of the common stock, including liabilities arising under the Securities Act. Under the registration rights agreement, we have agreed to indemnify the selling stockholders against certain liabilities related to the sale of the common stock, including certain liabilities arising under the Securities Act. Under the registration rights agreement, we have also agreed to pay the costs, expenses and fees of registering the shares of common stock; however, the selling stockholders will pay any underwriting discounts or commissions relating to the sale of the shares of common stock in any underwritten offering.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its shares. Upon our notification by the selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	the name of the selling stockholders;

•	the number of shares being offered;

•	the terms of the offering;

•	the names of the participating underwriters, broker-dealers or agents;

•	any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	the public offering price; and

•	other material terms of the offering.

In addition, upon being notified by the selling stockholders that a donee, pledgee, transferee, other successor-in-interest intends to sell more than 500 shares, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling stockholders.

The selling stockholders are subject to the applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by the selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and its affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

To the extent required, this prospectus may be amended and/or supplemented from time to time to describe a specific plan of distribution. Instead of selling the shares of common stock under this prospectus, the selling stockholders may sell the shares of common stock in compliance with the provisions of Rule 144 under the Securities Act, if available, or pursuant to other available exemptions from the registration requirements of the Securities Act.

This offering will terminate on the date that all shares offered by this prospectus have been sold by the selling stockholders.

EXPERTS

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009, have been so incorporated in reliance on the report, which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern, as described in Note 1 to the financial statements, of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

Kirkland & Ellis LLP, Chicago, Illinois, will pass upon the validity of the common stock offered in this offering.